Exhibit 10.16
Execution Version
SECURITIES PURCHASE AGREEMENT
by and among
BISON CAPITAL AUSTRALIA, L.P.,
GENERAL FINANCE CORPORATION,
GFN U.S. AUSTRALASIA HOLDINGS, INC.,
GFN AUSTRALASIA HOLDINGS PTY LTD,
and
GFN AUSTRALASIA FINANCE PTY LTD

AUD$20,000,000 Principal Amount
Secured Senior Subordinated Promissory Note

Dated as of [                    ], 2007

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EXHIBITS
Exhibit A — Compliance Certificate
DISCLOSURE SCHEDULES

Schedule 2.2	— Purchase of the Note and the Bison Warrant
Schedule 2.4	— Use of Proceeds
Schedule 3.2	— Subsidiaries
Schedule 3.5(b)	— Defaults
Schedule 3.9	— Transactions with Affiliates
Schedule 3.11(a)	— Existing Indebtedness
Schedule 3.12	— Certain Changes
Schedule 3.13(a)	— Material Contracts
Schedule 3.17	— Taxes
Schedule 3.18	— Litigation
Schedule 3.22	— Intellectual Property
Schedule 3.26	— Insurance
Schedule 3.33	— Depository and Other Accounts
Schedule 4.3(b)	— Existing Defaults
Schedule 4.5	— GFN Subsidiaries
Schedule 4.7(a)	— Certain Changes
Schedule 5.3(b)	— No Violation; Existing Defaults

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     THIS SECURITIES PURCHASE AGREEMENT is entered into as of the 13th day of September, 2007 (this “Agreement”), by and between BISON CAPITAL AUSTRALIA, L.P., a Delaware limited partnership (the “Purchaser”), on the one hand, and GENERAL FINANCE CORPORATION, a Delaware corporation (“GFN”), GFN U.S. AUSTRALASIA HOLDINGS, INC. a Delaware corporation (“GFN (US)”), GFN AUSTRALASIA HOLDINGS PTY LTD, a company organized under the laws of Australia (“GFN Holdings”), and GFN AUSTRALASIA FINANCE PTY LTD, a company organized under the laws of Australia (the “Company,” and together with GFN, GFN (US) and GFN Holdings, the “GFN Group”), on the other hand.
RECITALS
     A. Purchaser, GFN and the Company, among others, are parties to that certain Share Sale Deed dated September 12, 2006, as amended by Deeds of Variation dated January 19, 2007, March 9, 2007 and March 30, 2007, respectively (as so amended, the “Share Sale Deed”), with respect to the purchase and sale of the outstanding capital stock of RWA Holdings Pty Limited (“Royal Wolf”).
     B. The Company is a wholly owned subsidiary of GFN Holdings.
     C. As contemplated in the Share Sale Deed, upon consummation of the Second Completion (as defined in the Share Sale Deed), the parties desire that GFN (US) (rather than the Company as specified in the Share Sale Deed) issue to Purchaser the Retained Interest (as defined in the Share Sale Deed and set forth herein).
     D. As contemplated by the Share Sale Deed, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, on the terms and subject to the conditions set forth herein, a Secured Senior Subordinated Promissory Note in the aggregate principal amount of AUD$20,000,000.
     E. As an inducement to the Purchaser to purchase the Secured Senior Subordinated Note being sold by the Company hereunder and as contemplated by the Share Sale Deed, GFN desires to issue to the Purchaser, on the terms and subject to the conditions set forth herein, warrants to purchase 500,000 shares of Common Stock (as hereinafter defined).
AGREEMENT
     In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions set forth in this Agreement, the parties agree as follows:
1. DEFINITIONS; DETERMINATIONS.
     1.1 Definitions. For the purpose of this Agreement, the following capitalized terms shall have the meanings set forth below (unless otherwise specified, the plural shall mean the singular and vice versa):

          “Affiliate” shall mean, when used with reference to any specified Person, (i) any other Person that, directly or indirectly, owns or controls, or has the right to acquire, whether beneficially or of record, or as a trustee, guardian or other fiduciary (other than a commercial bank or trust company), twenty five percent (25%) or more of the Capital Stock of such specified Person having ordinary voting power in the election of directors of such specified Person, (ii) any other Person that, directly or indirectly, controls, is controlled by, is under direct or indirect common control with or is included in the Immediate Family of, such specified Person or any Affiliate of such specified Person, and (iii) any executive officer, director, joint venturer, partner or member of such specified Person or any Person included in the Immediate Family of any of the foregoing. For the purposes of this definition, “control”, when used with respect to any specified Person, shall mean the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, for the purposes of this Agreement and the Related Agreements, neither the Purchaser nor any of its Affiliates, officers, directors, partners or employees shall be deemed to be Affiliates of the GFN Group or of any Affiliate of the GFN Group.
          “Agreement” shall mean this Agreement, including the Exhibits and Schedules, in each case as amended, supplemented or otherwise modified from time to time.
          “AMEX” shall mean the American Stock Exchange.
          “ANZ” shall mean Australia and New Zealand Banking Group Limited.
          “ANZ Credit Documents” shall mean the Letter of Offer dated September 14, 2007 by and among ANZ, GFN Holdings, the Company, Royal Wolf Hi-Tech Pty Ltd, and Royal Wolf Trading Australia Pty Ltd and the related documents referenced therein and entered into contemporaneously therewith in connection with the credit facilities provided by ANZ thereunder, as such documents may be amended, restated, supplemented, modified, renewed, refinanced or restructured (in each case, solely with ANZ) from time to time.
          “ANZ Non-Convertible Note Facility” shall mean the current Non-Convertible Note facility among Royal Wolf, ANZ and other parties, including any renewal, extension or replacement thereof.
          “ANZ Subordination Agreement” shall mean that certain Royal Wolf Intercreditor Deed dated the date hereof by and among the Purchaser, ANZ, GFN, GFN Holdings, the Company, Royal Wolf Hi-Tech Pty Ltd, and Royal Wolf Trading Australia Pty Ltd, as the same may be amended, restated, supplemented, modified, renewed, refinanced or restructured (in each case, solely with ANZ) from time to time.
          “Applicable Laws” shall mean (i) the applicable provisions of all constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) any Consents of any Governmental Authority and (iii) any orders, decisions, rulings, judgments or decrees of any Governmental Authority.
          “Assignee” shall have the meaning set forth in Section 13.4.

          “Bankruptcy Law” shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) or any similar federal or state law for the relief of debtors, as amended from time to time.
          “Bison Warrant” shall have the meaning set forth in Section 2.1.
          “Bison Warrant Shares” shall mean any and all shares of Common Stock issued or issuable upon exercise of, or otherwise under, the Bison Warrant (including, without limitation, any Bison Warrant Shares or other shares issued as an “anti-dilution” or other adjustment).
          “Board” or “Board of Directors” shall mean, with respect to any Person, the board of directors (or similar governing body) of such Person.
          “Business Day” shall mean any day except Saturday, Sunday and any day which either is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are authorized or obligated to close.
          “Capital Expenditures” shall mean, with respect to a Person, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued) of such Person and its Subsidiaries made during such period, including all Capital Lease Obligations, for property, plant and equipment (other than repairs), other fixed assets and improvements, or for replacements, substitutions or additions thereto, that are required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP (if such Person is a U.S. entity) or IFRS (if such Person is not a U.S. entity).
          “Capital Lease Obligations” shall mean, with respect to a Person, any obligations of such Person and its Subsidiaries under all leases of real or personal property that are required to be recorded as a capitalized lease on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP (if such Person is a U.S. entity) or IFRS (if such Person is an Australian entity).
          “Capital Stock” shall mean, with respect to any Person, (i) if such Person is a corporation, any and all shares of capital stock or other equity interests of such Person, (ii) if such Person is a limited liability company, any and all membership interests or other equity interests, or (iii) if such Person is a partnership or other entity, any and all partnership interests or other equity interests.
          “Change in Control” shall have the meaning set forth in Section 5 of the Note.
          “Closing” shall have the meaning specified in Section 2.3.
          “Closing Date” shall have the meaning specified in Section 2.3.
          “Code” shall have the meaning specified in Section 3.17(c).
          “Collateral” shall mean the collateral under the Collateral Documents, however defined.

          “Collateral Documents” shall mean, collectively, the Security Agreements, the landlord waivers and consents, the notices of security interest in deposit accounts and all other agreements, instruments and documents delivered from time to time in connection therewith or otherwise to secure the Obligations to the Purchaser or any other obligations of the GFN Group under this Agreement, the Note or any other Related Agreement, in each case as amended, restated, supplemented or otherwise modified from time to time.
          “Common Stock” shall mean the common stock, $0.001 par value per share, of GFN.
          “Company” shall have the meaning set forth in the preamble.
          “Company Financial Statements” shall have the meaning set forth in Section 3.8.
          “Compliance Certificate” shall have the meaning set forth in Section 9.2(g).
          “Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including, without limitation, any Governmental Authority.
          “Contingent Obligations” shall mean, with respect to any Person, any obligation, direct or indirect, contingent or otherwise, of such Person (i) with respect to any Indebtedness or other obligation of another Person, including, without limitation, any direct or indirect Guarantee of such Indebtedness (other than any endorsement for collection or deposit in the ordinary course of business) or any other direct or indirect obligation, by agreement or otherwise, to purchase or repurchase any such Indebtedness or obligation or any security therefor, or to provide funds for the payment or discharge of any such Indebtedness or obligation (whether in the form of loans, advances, stock purchases, capital contributions, dividends or otherwise), letters of credit and reimbursement obligations for letters of credit, (ii) to provide funds to maintain the financial condition of any other Person, or (iii) otherwise to indemnify or hold harmless the holders of indebtedness or other obligations of another Person against loss in respect thereof.
          “Convertible Securities” shall mean, with respect to a Person, any securities or other obligations issued or issuable by such Person that are exercisable or exchangeable for, or convertible into, any Capital Stock of such Person.
          “Covered Business” shall mean the sale and lease of portable storage containers, portable container buildings and freight containers, as such Covered Business may from time to time change with the consent of the Purchaser.
          “Custodian” shall mean any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.
          “Default” shall mean any event or condition which, with the giving of notice or the lapse of time or both, would become an Event of Default.

          “Disclosure Schedules” shall mean the schedules delivered to Purchaser at or prior to the Closing setting forth specific exceptions to the representations and warranties of the GFN Group.
          “Distribution” shall have the meaning specified in Section 9.15(d).
          “Distribution Target Amount” shall have the meaning specified in Section 9.15(d).
          “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization.
          “Enterprise Value” shall have the meaning specified in Section 10.6.
          “Equity Rights” shall mean, with respect to a Person, any warrants, options or other rights to subscribe for or purchase, or obligations to issue, any Capital Stock of such Person, or any Convertible Securities, or any stock appreciation rights, including, without limitation, any options or similar rights issued or issuable under any employee stock option plan, pension plan or other employee benefit plan of such Person.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974.
          “Event of Default” shall have the meaning specified in Section 12.1.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same shall be in effect at the time.
          “Existing Indebtedness” shall have the meaning set forth in Section 3.11(a)(i); for purposes of clarification, Existing Indebtedness shall be the Indebtedness itself, and not the amount of such Indebtedness at the Closing or any other time.
          “Existing Liens” shall mean all Liens against the Company, its Subsidiaries or their respective assets and properties existing as of the Closing Date after giving effect to the Lien terminations required under Section 7.13(a).
          “Expense Advances” shall have the meaning set forth in Section 10.14.
          “Financial Statements” shall have the meaning specified in Section 4.11.
          “Fully Diluted Basis” shall mean, with respect to any Person, at any time, a basis that includes all shares of Capital Stock of such Person issued and outstanding at such time and all additional shares of Capital Stock of such Person that would be issued upon the conversion or exercise of all Equity Rights of such Person outstanding at such time.
          “GAAP” shall mean United States generally accepted accounting principles and practices set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, all as in effect on the date hereof, applied on a basis consistent with prior periods.

          “GE” shall mean, collectively, the General Electric Company, General Electric Pension Trust and GE Asset Management, LP.
          “GFN” shall have the meaning set forth in the preamble.
          “GFN Group” shall have the meaning set forth in the preamble.
          “GFN Guaranty” shall mean the Guaranty dated as of the Closing Date, by GFN, GFN (US) and GFN Holdings, as the same may be amended, restated, supplemented, modified, renewed, refinanced or restructured from time to time.
          “GFN Holdings” shall have the meaning set forth in the preamble.
          “GFN Related Entity” shall mean any Subsidiary of GFN other than a GFN (US) Entity.
          “GFN SEC Documents” shall mean all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including all exhibits, schedules and other information included or incorporated by reference therein) filed by GFN on or prior to the date hereof with the SEC under the Securities Act, the Exchange Act or the rules and regulations promulgated thereunder.
          “GFN (US)” shall have the meaning set forth in the preamble.
          “GFN (US) Entity” shall mean GFN (US) and any of its Subsidiaries.
          “Governmental Authority” shall mean any nation or government, and any state or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.
          “Guarantee” shall mean, with respect to any Person, (i) any guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, of any indebtedness or other obligation of any other Person and (ii) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any indebtedness or other obligation of such other Person, including, without limitation, any indemnification agreement, warranty and agreement to pay amounts drawn down by letters of credit. The amount of a Guarantee shall be deemed to be the maximum amount of the obligation guaranteed for which the guarantor could be held liable under such Guarantee.
          “Guarantors” shall mean GFN, GFN (US), GFN Holdings, and each Subsidiary of the Company (if any and as may exist from time to time), and any other Person that is or becomes a “Guarantor” under the GFN Guaranty.

          “Holder” shall mean any Person (including, without limitation, the Purchaser) in whose name the Note is registered in the register maintained by the Company pursuant to Section 11(a) of the Note.
          “Immediate Family” of a Person includes such Person’s spouse, and the parents, children and siblings of such Person or his or her spouse and their spouses and other Persons related to the foregoing by blood, adoption or marriage within the second degree of kinship.
          “Indebtedness” shall mean, with respect to a Person, without duplication, (i) any indebtedness or obligations, contingent or otherwise, for borrowed money; (ii) all obligations evidenced by bonds, notes, debentures or similar instruments other than trade payables for the purchase of property or services in the ordinary course of business that have been converted into notes; (iii) all Capital Lease Obligations; (iv) all Contingent Obligations of such Person and its Subsidiaries, whether for letters of credit or bankers’ acceptances or otherwise; (v) all obligations under facilities for the discount or sale of receivables; (vi) the maximum fixed repurchase price of any redeemable stock of such Person and its Subsidiaries; (vii) all obligations secured by a Lien other than a Permitted Lien to which any property or assets owned by the Company or any of its Subsidiaries is subject, whether or not the obligations secured thereby have been assumed by the Company or any such Subsidiaries; (viii) all obligations to pay the deferred purchase price of a company or business; and (ix) all Guarantees of items which would be included within this definition (regardless of whether such items would appear upon such balance sheet).
          “Indemnified Parties” shall have the meaning specified in Section 11.2(a).
          “Indemnifying Parties” shall have the meaning specified in Section 11.2(a).
          “Intellectual Property” shall mean all intellectual property, including, without limitation, (i) patents, patent registrations, patent applications, patent disclosures and any related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model and certificate of invention; (ii) trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, and any registrations and applications for registration thereof; (iii) copyrights and registrations and applications for copyrights, including, without limitation, any proprietary scoring and underwriting model; (iv) computer software, data and documentation; (v) trade secrets, know-how, processes and techniques, research and development, works, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and any other confidential information; (vi) all proprietary rights relating to any of the foregoing; and (vii) copies and tangible embodiments thereof.
          “Intercreditor Agreement” shall mean any existing or future intercreditor agreement, whether now existing or hereafter entered into, made by a Subordinated Lender in favor of the Purchaser that expressly provides that such Subordinated Lender’s Subordinated Indebtedness is subordinate in right of payment or rights upon liquidation to any Obligations of the Purchaser, in each case, as such Intercreditor Agreement may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement. Any new Intercreditor Agreement shall be in the form as may be agreed between Purchaser, the Company (or its Subsidiaries, as applicable), and the Subordinated Lender.

          “Interim Note” shall mean the note given by GFN to the Purchaser to pay a portion of the purchase price for the capital stock of Royal Wolf pursuant to the Share Sale Deed.
          “Investments” shall mean, as applied to any Person, (i) any direct or indirect acquisition by such Person of any Capital Stock of any other Person, or all or any substantial part of the business or assets of such other Person, and (ii) any direct or indirect loan, advance or capital contribution by such Person to any other Person (including, without limitation, any Affiliate, officer, director or employee of any member of the GFN Group).
          “IRC” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, and the treasury regulations promulgated thereunder.
          “Knowledge of the Company” shall mean the actual knowledge, after reasonable inquiry, of Ronald F. Valenta, John O. Johnson, Charles E. Barrantes, Robert Allan and Peter McCann; provided, that reasonable inquiry shall mean the inquiry that should have been made by a reasonably prudent person with the same position in GFN or any of its Subsidiaries.
          “Licenses and Permits” shall mean, with respect to a Person, collectively, all licenses, franchises, permits, consents, approvals, registrations, certificates and authorizations of all Governmental Authorities necessary to the conduct of the businesses of such Person and its Subsidiaries, including, without limitation, all licenses issued or issuable under the finance laws in each jurisdiction in which the activities of such Person and its Subsidiaries, respectively, would require such licensing, licenses required for the sale or brokerage of insurance products, compliance with all bonding requirements of any Governmental Authority and any licenses, franchises, permits, consents, approvals, registrations, certificates and authorizations required to be held to comply with or obtain exemptions from the usury laws of any state.
          “Lien” shall mean any lien, pledge, mortgage, security interest, charge or encumbrance of any kind (including, without limitation, the interest of a lessor under a Capital Lease Obligation having substantially the same economic effect), any agreement to give or refrain from giving any lien, pledge, mortgage, security interest, charge or other encumbrance of any kind, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of any financing statement or other similar form of notice under the laws of any jurisdiction.
          “Losses” shall have the meaning specified in Section 11.2(a).
          “Margin Regulations” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System, or any successor thereto, as amended from time to time.
          “Margin Stock” shall mean “margin stock” as defined in the Margin Regulations.
          “Material Adverse Effect” or “Material Adverse Change” shall mean, with respect to any Person, a material adverse effect on or material adverse change in, as the case may be, (i) the business, assets, condition (financial or otherwise), properties, and results of operations of such Person, or (ii) the ability of such Person to perform its obligations under this Agreement or any Related Agreement; provided, that the occurrence of any default, event of default, acceleration of payment, increase in interest or other payment, late charge or other penalty under any Senior Indebtedness shall constitute a Material Adverse Effect and a Material Adverse Change with respect to the Company and its Subsidiaries, taken as a whole.
          “Material Contracts” shall mean the following Contracts to which the Company or any Subsidiary of the Company is a party; provided, that for purposes of determining whether a Contract meets the following dollar limits, the obligations of the Company and its Affiliates under such Contract shall be considered cumulatively (including if such Contract involves the Company or any of its Affiliates as counterparties to each other): (a) any contract or agreement for Indebtedness in excess of $500,000; (b) any employment or similar compensatory contract or agreement with an executive officer that provides for annual compensation in excess of $200,000 or requires a payment in excess of $200,000 in connection with a change in control or termination of employment by the Company or Subsidiary without cause; (c) any personal property lease of which the Company or Subsidiary is the lessee that provides for annual lease payments in excess of $250,000; (d) any contract or agreement pursuant to which the Company or any of its Subsidiaries is a lessor, lessee, sublessor, sublessee, licensor or licensee of real property and the annual lease or rental payments exceed $250,000; and (e) Contracts involving payment obligations in excess of $250,000 in any year other than Contracts evidencing Indebtedness, employment or compensatory Contracts, real and personal property leases, and Contracts for the purchase of containers and related goods or property to be sold, leased or otherwise used in the ordinary course of business.
          “Nasdaq” shall mean The Nasdaq Stock Market or any successor stock exchange.
          “NYSE” shall mean The New York Stock Exchange, Inc.
          “Note” shall have the meaning set forth in Section 2.1.
          “Obligations to the Purchaser” shall mean any and all Indebtedness, claims, liabilities or obligations of any member of the GFN Group and any of their respective Subsidiaries owing to the Purchaser or any Affiliate of the Purchaser (or any successor, assignee or transferee of the Purchaser or such Affiliate) under or with respect to this Agreement, the Note, the Bison Warrant, the Registration Rights Agreement, the GFN Guaranty, the Collateral Documents and the other Related Agreements, the Bison Warrant Shares and any and all agreements, instruments or other documents heretofore or hereafter executed or delivered in connection with any of the foregoing, of whatever nature, character or description, including, without limitation, any claims for rescission or other damages under applicable federal and state securities laws, in each case, whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, now or hereafter existing, amended, renewed, extended, exchanged, restated, refinanced, refunded or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether for principal, interest, premiums, fees, costs, expenses (including, without limitation, reasonable attorneys’ fees) or other amounts incurred for administration, collection, enforcement or otherwise, whether or not arising after the commencement of any proceeding under the Bankruptcy Laws (including, without limitation, post-petition interest) whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by any statute of limitations or such Indebtedness, claim, liability or obligation may otherwise be unenforceable.

          “Permitted Expenses” means payments of up to $1,000,000 in any 12-month period made by the GFN (US) Entities to GFN and/or a GFN Related Entity for administrative expenses, overhead charges, support charges and similar costs and expenses; provided, that if at any time GFN or a GFN Related Entity acquires or establishes another business or company, Permitted Expenses in any 12-month period shall be multiplied by the Reduction Percentage on a prospective basis. For purposes of the foregoing, the “Reduction Percentage” shall be that percentage obtained by dividing the revenues of the Covered Business by the total revenues of GFN (determined on a consolidated basis in accordance with GAAP); provided, that Permitted Expenses shall never be less than $500,000. Payments on debt owed to GFN and/or the GFN Related Entities, and dividends and distributions to the GFN (US) stockholders in respect of their shareholdings, are not expenses included in Permitted Expenses so long as (x) such debt or shares are, in each case, issued with the approval of the Purchaser (to the extent such approval is required hereunder), and (y) such debt or shares were not issued in consideration of the forgiveness, payment or deferral of administrative expense payments, reimbursements or distributions made by any GFN (US) Entity to GFN or any GFN Related Entity.
          “Permitted Liens” shall mean:
          (a) judgment and attachment Liens in connection with (a) judgments that do not constitute an Event of Default so long as the judgment creditor has not succeeded in the foreclosure thereof and reserves have been established to the extent required by GAAP as in effect at such time and (b) litigation and legal proceedings that are being contested in good faith by appropriate proceedings (or as to which the Company or any of its Subsidiaries, as the case may be, is preparing to promptly initiate in appropriate proceedings) so long as adequate reserves have been established in accordance with GAAP and so long as such Liens do not encumber assets in an aggregate amount (together with the amount of any unstayed judgments against the Company or any of its Subsidiaries) in excess of $500,000 (which amount may be increased with the consent of the Purchaser, which consent shall not be unreasonably withheld);
          (b) Liens for Taxes, assessments or other governmental charges or levies on property of the Company or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, and Liens for personal property Taxes so long as such Liens do not secure an amount in excess of $500,000 (which amount may be increased with the consent of the Purchaser, which consent shall not be unreasonably withheld);
          (c) pledges or deposits by the Company or any of its Subsidiaries under workers’ compensation laws, unemployment insurance laws or similar legislation;
          (d) Liens on the property of the Company or any of its Subsidiaries incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety or indemnity bonds or other obligations of like nature and incurred in a manner consistent with industry practice, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (provided that the Company may incur Liens to secure surety or indemnity bonds or other obligations of like nature outside of the ordinary course of business so long as such Liens do not encumber assets in excess of $500,000 in the aggregate (which amount may be increased with the consent of the Purchaser, which consent shall not be unreasonably withheld)) ;
          (e) Liens imposed by operation of law, such as carriers’, warehousemen’s and mechanics’ Liens, on property of the Company or any of its Subsidiaries arising in the ordinary course of business and securing payment of obligations which are not more than ninety (90) days past due or are being contested in good faith by appropriate proceedings and, if required by GAAP, are appropriately reserved for on the books of the Company or such Subsidiary, as the case may be;
          (f) Purchase money security interests in connection with the purchase of property, assets or business; and
          (g) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;
provided, however, that each of the Liens described in the foregoing clauses (a) through (g) inclusive shall only constitute a Permitted Lien so long as such Liens do not materially interfere with the conduct of the business of the Company and its Subsidiaries, individually or taken as a whole, or result in a Material Adverse Change; and, provided further, that no Lien shall become a Permitted Lien by virtue of any waiver or consent of ANZ.
          “Person” shall mean any individual, trustee, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, other business entity or Governmental Authority.
          “Proprietary Information” shall have the meaning specified in Section 13.17(a).
          “Purchase Price” shall have the meaning specified in Section 2.2.
          “Purchaser” shall have the meaning set forth in the preamble.
          “Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of the Closing Date, by and between the Purchaser and GFN, as the same may be amended, restated, supplemented, modified, renewed, refinanced or restructured from time to time.
          “Retained Interest” shall have the meaning set forth in the recitals and shall be 1,380 shares of common stock, par value $0.0001 per share, of GFN (US).
          “Related Agreements” shall mean, collectively, the Note, the Registration Rights Agreement, the GFN Guaranty, the Collateral Documents, the Bison Warrant, the ANZ Subordination Agreement, the Intercreditor Agreements and any and all other agreements, instruments, certificates and documents executed or delivered in connection herewith or therewith, as the same may be amended, supplemented or otherwise modified from time to time.

          “Relevant Period” shall have the meaning specified in Section 10.5(b).
          “Restricted Payment” shall mean any one or more of the following:
          (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of a Person now or hereafter outstanding;
          (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Capital Stock of a Person now or hereafter outstanding;
          (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Indebtedness (provided that any payments required to be made by the Company under the terms of the Existing Indebtedness shall not constitute a Restricted Payment); and
          (d) any payment by the Company or any of its Subsidiaries to GFN, GFN (US), GFN Holdings or any GFN Related Entity except as otherwise expressly permitted hereunder;
provided, however, that the following shall not constitute a Restricted Payment so long as (i) the Company and each of its Subsidiaries is Solvent, (ii) no Default or Event of Default has occurred and is continuing, (iii) no Default or Event of Default would occur as a result thereof, and (iv) the following payments or distributions are made only to a Guarantor and the payee or distributee does not thereafter pay or distribute such payments or distributions to a party that is not a Guarantor: (A) any dividend or other distribution, direct or indirect, on account of any Capital Stock of such Person now or hereafter outstanding which is payable solely in shares of Common Stock; (B) any regularly scheduled payments of principal of and/or interest on any Subordinated Indebtedness made in accordance with the terms and provisions of the Intercreditor Agreements; (C) any dividend or other distribution, direct or indirect, on account of any Capital Stock (now or hereafter outstanding) of any of the Company’s Subsidiaries to the Company; (D) any dividend or distribution, by any Subsidiary of the Company to the Company or another Subsidiary; (E) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Capital Stock of any Subsidiary held by the Company or any Subsidiary; (F) to the extent made in accordance with the terms and provisions of any applicable Intercreditor Agreement, any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Indebtedness (including, for the avoidance of doubt, the RWA Purchase Note) by GFN Holdings or any of its Subsidiaries to such Person’s direct or indirect parent that is a GFN (US) Entity; (G) the cancellation or acquisition of any Capital Stock of the Company as payment to the Company of the exercise price of any Equity Rights of the Company; (H) payments to the GFN Group or any GFN Related Entity made as Permitted Expenses; and (I) payments to GFN or a GFN Related Entity for the purchase of assets at or below market rates in the ordinary course of the Covered Business.

          “Royal Wolf” shall have the meaning set forth in the recitals.
          “RWA Purchase Note” shall mean a note in the amount of approximately $26,525,000 given by the Company to GFN Holdings to pay the purchase price for some of the capital stock of Royal Wolf immediately after the Closing.
          “Sale” shall have the meaning specified in Section 9.15(c).
          “Sale Target Amount” shall have the meaning specified in Section 9.15(c).
          “SEC” shall mean the Securities and Exchange Commission, or any successor agency.
          “Securities” shall have the meaning set forth in Section 2.1.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.
          “Security Agreements” shall mean each Deed of Charge dated as of the Closing Date, by and between the Purchaser, on the one hand, and each of the Company, its Subsidiaries and GFN Holdings, on the other hand, as such documents may be amended, restated, supplemented, modified, renewed, refinanced or restructured from time to time.
          “Senior Indebtedness” shall mean the principal amount of, premium, if any, and interest on (i) any Indebtedness of the Company, whether now outstanding or hereafter created, incurred, assumed or guaranteed, unless in the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding it is provided that such Indebtedness is subordinate in right of payment or rights upon liquidation to any other Indebtedness of the Company, and (ii) refundings, renewals, extensions, modifications, restatements, and increases of any such Indebtedness. Except as set forth in the Note and the ANZ Subordination Agreement, upon the Closing, the term “Senior Indebtedness” shall include any and all Indebtedness and other amounts owing under the Note.
          “Shareholders Agreement” shall mean that certain Shareholders Agreement dated as of even date herewith by and among GFN, GFN (US) and the Purchaser.
          “Share Sale Deed” shall have the meaning set forth in the recitals.
          “Side Letter” shall mean that certain Side Letter Agreement dated as of April 24, 2007 by and between the Purchaser and GFN.
          “Solvent” shall mean, with respect to any Person, that on the date of determination: (i) the present fair saleable value of the assets of such Person will exceed the amount that will be required to pay the probable liability on the existing Indebtedness (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the Indebtedness (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the assets of such Person at a fair valuation; and (iii) the capital of such Person will not be unreasonably small for such Person to carry on its businesses.
          “Subordinated Indebtedness” shall mean Indebtedness that is not Senior Indebtedness, as such Indebtedness may be refinanced, renewed, replaced, restructured or exchanged from time to time in accordance with this Agreement.
          “Subordinated Lenders” shall mean the lenders of Subordinated Indebtedness, as may exist from time to time.
          “Subsidiary” and “Subsidiaries” shall mean, with respect to any Person, any other Person of which more than fifty percent (50%) of the total voting power of Capital Stock entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors are at the time directly or indirectly (including, without limitation, through another Subsidiary) owned by such first Person. For the avoidance of doubt, the Subsidiaries of the Company include Royal Wolf and each of the Subsidiaries of Royal Wolf. Unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
          “Tax” or “Taxes” shall mean any present and future income, excise, sales, use, stamp or franchise taxes and any other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, whether federal, state, local or foreign, together with any interest and penalties and additions to tax.
          “Third Party” shall have the meaning specified in Section 13.17(b).
          “Third Party Intellectual Property Rights” shall have the meaning specified in Section 3.22(a).
          “UCC” shall mean the Uniform Commercial Code, as adopted and in force in the State of California as from time to time in effect, and the Uniform Commercial Code of any other jurisdiction as required under Division 9103 of the California Commercial Code.
     1.2 Independence of Covenants. All covenants and agreements under this Agreement shall each be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by another covenant, by an exception thereto, or be otherwise within the limitations thereof, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
2. PURCHASE AND SALE OF SECURITIES.
     2.1 Authorization. The Company has currently issued and sold to the Purchaser a Secured Senior Subordinated Promissory Note in the principal amount of AUD$20,000,000 dated the date hereof (as the same may be amended, restated, supplemented, modified, renewed, refinanced or restructured from time to time, the “Note”). GFN has concurrently herewith issued and sold to the Purchaser warrants to purchase 500,000 shares of Common Stock dated the date hereof (as the same may be amended, restated, supplemented, modified, renewed, refinanced or restructured from time to time, the “Bison Warrant”). GFN (US) has authorized the issuance and delivery to the Purchaser of the Retained Interest as contemplated by the Share Sale Deed. The Note, the Bison Warrant and the Retained Interest are sometimes collectively referred to herein as the “Securities.”
     2.2 Purchase of the Note and the Bison Warrant. Subject to the terms and conditions contained herein, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, (a) the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, the Note and (b) GFN shall issue and sell to the Purchaser, and the Purchaser shall purchase from GFN, the Bison Warrant. The aggregate purchase price to be paid by the Purchaser for the Note and the Bison Warrant shall be AUD$20,000,000 (the “Purchase Price”), paid in accordance with Section 2.3.
     2.3 Closing. The closing (the “Closing”) of the issuance, sale and delivery of the Securities to be purchased by the Purchaser under this Agreement shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 1901 Avenue of the Stars, 16th Floor, Los Angeles, California 90067, on the date hereof or as soon as practicable thereafter immediately following the satisfaction or waiver of the conditions precedent set forth in Section 7 and Section 8 (such date being the “Closing Date”). At the Closing, the Company and GFN, as applicable, shall deliver to the Purchaser, the Note and the Bison Warrant, duly executed by the Company and GFN, respectively, against the payment and delivery by the Purchaser of the Purchase Price and other Closing deliveries hereunder. The Purchase Price shall be paid by wire transfer in immediately available funds to such bank as the Company may request in writing (which request shall be made in writing at least one (1) Business Day prior to the Closing Date) for credit to an account designated by the Company in such request; provided, however, that the Purchaser may withhold from the Purchase Price the closing fee described in Section 7.2 and the amount of the Interim Note, which funds shall be deemed used by the Company to repay the Interim Note immediately following the Closing. Also at the Closing, GFN (US) shall issue and deliver to the Purchaser the Retained Interest. The parties acknowledge and agree that the issuance and delivery by GFN (US) to the Purchaser of the Retained Interest and the payment by the Company of the fees and expenses of the Purchaser relating thereto shall be in full satisfaction of the obligations of the Company under the Share Sale Deed relating to the Retained Interest.
     2.4 Use of Proceeds. The proceeds to be received by the Company from the sale of the Note and the Bison Warrant hereunder shall be used solely for the purposes set forth on Schedule 2.4 (and applied in accordance with the terms therein).
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
     Each member of the GFN Group, jointly and severally, hereby represents and warrants to the Purchaser that the following statements are true and correct:
     3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Australia. The Company has all power and authority, and all Licenses and Permits, necessary to own or lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted.

The Company has the requisite power and authority to enter into this Agreement and each Related Agreement to which it is a party, to issue, sell and deliver the Note and to consummate the other transactions contemplated hereby and by the Related Agreements to which it is a party.
     3.2 Subsidiaries. Schedule 3.2 sets forth a true, correct and complete list of all direct and indirect Subsidiaries of GFN, including, without limitation, the Company and its direct and indirect Subsidiaries, setting forth, as to each Subsidiary, its name, the jurisdiction of its formation, the address of its principal executive offices, the number of outstanding shares of its Capital Stock and the number of such outstanding shares owned, directly or indirectly, by the Company. Each Subsidiary is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation and has all power and authority, and all Licenses and Permits, necessary to own or lease and operate its properties and to carry on its business as now conducted except to the extent the failure to hold such Licenses or Permits would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.
     3.3 Qualification. Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned or the nature of the activities conducted makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.
     3.4 Authorization; Binding Obligations. (a) The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by the Company and its Subsidiaries, (b) the issuance, sale and delivery of the Note, (c) the grant of the Liens in favor of the Purchaser pursuant to the Security Agreements and the other Collateral Documents, and (d) the consummation of the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company or any of its Subsidiaries, as applicable. This Agreement has been duly executed and delivered by the Company, and, at the Closing, each of the Related Agreements will be duly executed and delivered by the Company or its Subsidiaries that is a party thereto. This Agreement is, and each Related Agreement will at the time of the Closing be, a legal, valid and binding obligation of the Company or its Subsidiaries that is a party thereto, enforceable against such Person in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.
     3.5 No Violation; Existing Defaults; Senior Indebtedness.
          (a) (i) The execution, delivery and performance by the Company of this Agreement and each of the Related Agreements by the Company and its Subsidiaries to which it is a party, (ii) the issuance, sale and delivery of the Note, (iii) the grant of the Liens in favor of the Purchaser pursuant to the Security Agreements and the other Collateral Documents, and (iv) the consummation of the other transactions contemplated hereby and thereby do not and will not violate or conflict with, or cause a default under, or give rise to a right of termination under, (A) the charter or bylaws of the Company or any of its Subsidiaries, as in effect on the date hereof; (B) any Applicable Laws; or (C) any term of any lease, credit agreement, indenture, note, mortgage, instrument or other agreement to which the Company or any of its Subsidiaries is a party or by which any of its or their properties or assets are bound, except, in the case of clause (C), where the same would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
          (b) Except as set forth in Schedule 3.5(b), neither the Company nor any of its Subsidiaries is in default, breach or violation of (i) its charter or bylaws, (ii) any term of any material lease, credit agreement, note, instrument or other agreement to which it is a party or by which any of its properties or assets are bound or (iii) any Applicable Laws, except, in the case of clauses (ii) and (ii), where the same would not result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, except as set forth in Schedule 3.5(b) and except such as would not have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, no “default” or “event of default” has occurred and is continuing under any agreement, instrument or other document to which the Company or any of its Subsidiaries is a party which evidences or governs any Indebtedness of the Company or its Subsidiaries, as the case may be (other than such “defaults” or “events of default” as have been duly waived by the appropriate Person pursuant to waivers which are in effect as of the date hereof).
          (c) Except as set forth in the Note and the ANZ Subordination Agreement, upon the Closing (i) the Indebtedness evidenced by the Note will constitute Senior Indebtedness and (ii) there will be no agreement, indenture, instrument or other document to which the Company or any of its Subsidiaries is a party or by which it or they are bound that requires the subordination in right of payment or rights upon liquidation of any Obligations to the Purchaser to the repayment of any other Indebtedness of the Company or any of its Subsidiaries.
          (d) There are no contractual or other restrictions or limitations which prohibit the issuance, sale and delivery by the Company of the Note as contemplated hereunder.
     3.6 Governmental and Other Third Party Consents. Neither the Company nor any of its Subsidiaries or other Affiliates is required to obtain any Consent in connection with the execution, delivery or performance of this Agreement or any Related Agreement, the issuance, sale and delivery of the Note or the grant of the Liens in favor of the Purchaser, or for the purpose of maintaining in full force and effect any Licenses and Permits, from (a) any Governmental Authority or (b) any other Person, except where the failure to obtain such consent or maintain any such License or Permit, as the case may be, would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
     3.7 Capitalization.
          (a) The issued Capital Stock of the Company consists of one ordinary share held by GFN Holdings. The issued ordinary share of the Capital Stock of the Company has been duly authorized and is validly issued and fully paid, and is free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Capital Stock) and of any preemptive or other similar rights to subscribe for or to purchase any such Capital Stock. There are: (i) no outstanding Equity Rights with respect to the Capital Stock of the Company; (ii) no voting trusts or other agreements or undertakings with respect to the voting of the Capital Stock of the Company); (iii) no obligations or rights (whether fixed or contingent) on the part of the Company, any of its directors or officers or, to the Knowledge of the Company, any other Person to purchase, repurchase, redeem or “put” any outstanding shares of the Capital Stock of the Company or Equity Rights with respect to Capital Stock of the Company; and (iv) no agreements to which the Company, any of its directors or officers or, to the Knowledge of the Company, any other Person is a party granting any other Person any rights of first offer or first refusal, registration rights or “drag-along,” “tag-along” or similar rights with respect to any transfer of any Capital Stock of the Company or Equity Rights with respect to the Capital Stock of the Company. All shares of Capital Stock of the Company and Equity Rights that have been issued by the Company have been offered, issued and sold in compliance with all applicable federal and state securities laws.
          (b) No shares of Capital Stock of GFN or its Subsidiaries will become issuable to any Person pursuant to any “anti-dilution” or other provisions contained in any issued and outstanding Equity Rights on account of the issuance of the Bison Warrant (or the exercise thereof) or the application of the “anti-dilution” provisions contained in the Bison Warrant.
     3.8 Financial Statements. The Company has delivered to the Purchaser copies of the audited consolidated balance sheets of Royal Wolf and its Subsidiaries as of June 30, 2005, 2006 and 2007, and audited consolidated statements of operations, shareholders’ equity and changes in financial position or cash flows for each of the three (3) years then ended, together with a report and an unqualified opinion of the Company’s independent public accountants (the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with IFRS and fairly present the consolidated and consolidating financial position and results of operations of Royal Wolf and its Subsidiaries as of the dates and for the periods indicated therein.
     3.9 Transactions with Affiliates.
          (a) Except as set forth in Schedule 3.9, since January 1, 2007, no executive officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate or immediate family member of any such executive officer, has (i) made any loan to, (ii) received a loan from, (iii) sold property to, (iv) purchased property from, or (v) other than compensatory Contracts and Contracts specifically identified in the Share Sale Deed, is or has been a party to a Contract for the payment of money or license or other disposition of assets with the Company or any of its Subsidiaries in any transaction involving amounts in excess of $100,000.
          (b) Schedule 3.9 sets forth a true, complete and accurate description of the terms of each transaction or relationship required to be set forth on Schedule 3.9.
     3.10 Environmental Compliance. Neither the Company nor any of its Subsidiaries is in breach of any environmental law. There is no environmental damage to the facilities occupied or owned by the Company or its Subsidiaries (the “Facilities”). There are no notices relating to the Facilities which have been issued under any environmental law and are still outstanding. No Facilities are under watch or supervision by any Governmental Authority. No pollutants or other hazardous materials are made, stored, used or dealt with in any manner on the Facilities.

     3.11 Existing Indebtedness; Liens; Investments; Etc.
          (a) Schedule 3.11(a) sets forth a true and correct list, and describes, as of the date or dates indicated therein, as applicable:
               (i) all Indebtedness of the Company and its Subsidiaries on a consolidated basis (collectively, “Existing Indebtedness”) showing, as to each Indebtedness, the payee thereof and the total amount outstanding (by principal, interest and other amounts, if applicable);
               (ii) (A) all UCC financing statements (and similar filings in applicable jurisdictions) on file as of the “time of request” set forth therein, naming the Company as a debtor, and (B) all material pledges and other material Liens on the assets of the Company for which no UCC financing statement (or similar filing in applicable jurisdictions) has been filed;
               (iii) all debt and equity investments in Persons other than the Company and its Subsidiaries; and
               (iv) all Guarantees of the Company and its Subsidiaries existing as of the Closing.
          (b) Immediately following the Closing, the Company and its Subsidiaries will not have any Indebtedness, whether accrued, absolute, contingent or otherwise (whether individually or in the aggregate), except for (i) the Indebtedness set forth on Schedule 3.11(a); (ii) the Note; and (iii) the RWA Purchase Note, which shall be subordinated to the Note.
          (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, absolute, contingent or otherwise (whether individually or in the aggregate), required to be disclosed on the face of a balance sheet prepared in accordance with IFRS; except for (i) liabilities and obligations reflected in the Pro Forma Closing Balance Sheet; (ii) trade payables and other accrued expenses incurred in the ordinary course of business; (iii) obligations and liabilities under this Agreement and the Related Agreements; and (iv) liabilities or obligations which, either individually or in the aggregate, have not had and will not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
     3.12 Certain Changes. Except as set forth on Schedule 3.12 or as contemplated by the Share Sale Deed, since March 31, 2007, there has not been:
          (a) any damage or destruction to, or loss of, any asset of the Company or any of its Subsidiaries, whether or not covered by insurance, which could have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole;
          (b) any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

          (c) any satisfaction or discharge of any Lien or payment of any obligation by the Company or any of its Subsidiaries outside of the ordinary course of business;
          (d) any material change or amendment to any Material Contract by which the Company, any of its Subsidiaries or any of its or their respective properties or assets is bound or subject;
          (e) any Material Adverse Change;
          (f) any change in the Contingent Obligations of the Company or any of its Subsidiaries, by way of Guarantees or otherwise, outside of the ordinary course of business;
          (g) any declaration or payment of any dividend or other distribution of assets of the Company to its shareholders, or the adoption or consideration of any plan or arrangement with respect thereto;
          (h) any resignation or termination of the employment of any director or officer of the Company or any of its Subsidiaries;
          (i) any Investment by the Company or any of its Subsidiaries in the Capital Stock of any Person;
          (j) any offer, issuance or sale of any shares of Capital Stock of the Company or any Equity Rights with respect to the Capital Stock of the Company;
          (k) any change in the Company’s credit guidelines and policies, charge-off policies or accounting methods, procedures or policies;
          (l) any incurrence of any Indebtedness by the Company or any of its Subsidiaries other than as contemplated in this Agreement and the Related Agreements;
          (m) any agreement or commitment to do any of the foregoing; or
          (n) any other event or condition of any character which has had a Material Adverse Effect.

     3.13 Material Contracts. Schedule 3.13(a) sets forth a true and complete list of all Material Contracts. Each Material Contract is legal, valid, binding and enforceable against the parties thereto in accordance with its terms and is in full force and effect as of the date hereof. The Company and its Subsidiaries (as applicable) and, to the Knowledge of the Company, all other parties to the Material Contracts are in compliance with the terms thereof, and no default or event of default by the Company or, to the Knowledge of the Company, any such other party, exists thereunder, except such as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract, commitment, license, agreement, obligation or arrangement that restricts it from carrying on its business or any part thereof, or from competing in any line of business or with any other Person.
     3.14 Employee Benefit Plans. Neither the Company nor any of its Subsidiaries is subject to ERISA.
     3.15 Labor Matters. There is no strike or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is aware of any labor organization activity involving the employees of the Company or any of its Subsidiaries, or of any officer or key employee, or any group of officers or key employees, that intends to terminate his or her employment with the Company or any of its Subsidiaries.
     3.16 Reserved.
     3.17 Taxes
          (a) All Tax returns required to be filed by or on behalf of GFN and each GFN (US) Entity on or before the date hereof were true, correct and complete as of the date filed, or if amended on or before the date hereof, were true, correct and complete after giving effect to such amendment. All such Tax returns that were required to be filed were duly and timely filed and all Taxes (including, Taxes withheld from employees’ salaries and all other withholding Taxes and obligations and deposits required to be made by or with respect to GFN and each GFN (US) Entity) due have been timely paid, or to the extent not due and payable as of the date hereof, adequate provision for the payment thereof has been made on the financial statements or the books of account of GFN and each GFN (US) Entity.
          (b) Except as set forth on Schedule 3.17, (i) no audit or other examination of any Tax return of GFN or any GFN (US) Entity is presently in progress, nor has GFN or any GFN (US) Entity been notified of any request for such an audit or other examination; (ii) there is no Tax deficiency outstanding or assessed against GFN or any GFN (US) Entity, or any of the assets or properties of any of them; (iii) neither GFN nor any GFN (US) Entity has received any notice of a proposed assessment of Taxes, or executed any waiver of any statute of limitations on, or extending the period for, the assessment or collection of any Tax which is still in effect; and (iv) there are no actions, suits, proceedings or claims now pending by or against GFN or any of GFN (US) Entity in respect of any Taxes or assessments. No claim has ever been made by an authority in a jurisdiction where GFN or any GFN (US) Entity does not file Tax returns that it is or may be subject to taxation by that jurisdiction. There is not outstanding any power of attorney that is currently in force with respect to any matter relating to Taxes for which GFN or any of its Subsidiaries could be liable.

          (c) Neither GFN nor any GFN (US) Entity (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has submitted a request for a private letter ruling (or comparable procedure under state or local law) to the IRS or any state or local taxing authority, which request has not yet been issued or denied; (iii) has agreed to, or is required to include in income, any adjustment pursuant to Section 482 of the Code (or similar provision of other law or regulations) (nor has any Tax authority proposed, or is any Tax authority considering, such adjustment); or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).
          (d) Neither GFN nor any GFN (US) Entity has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or foreign law), other than an affiliated group of which GFN was the common parent. Neither GFN nor any GFN (US) Entity has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, other than liabilities arising with respect to the affiliated group of corporations of which GFN was the common parent. Neither GFN nor any GFN (US) Entity is a party to or is bound by any tax sharing, tax indemnity, or tax allocation agreement or other similar arrangement.
          (e) Neither GFN nor any GFN (US) Entity will be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) change in method of accounting for a taxable period ending on or prior to the date hereof under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the date hereof; (iii) installment sale or open transaction disposition made on or prior to the date hereof; or (iv) prepaid amount received on or prior to the date hereof.
          (f) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of GFN or any GFN (US) Entity.
          (g) Neither GFN nor any GFN (US) Entity has an interest in or is subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for U.S. federal income tax purposes. Neither GFN nor any GFN (US) Entity is a successor to any other Person by way of merger, reorganization or similar transaction.
          (h) Neither GFN nor any GFN (US) Entity has made any payment(s), is obligated to make any payment(s) or is party to any agreement that could obligate it to make any payment(s) that would not be deductible under either Section 280G or Section 162(m) of the Code.

          (i) None of the assets of GFN or any GFN (US) Entity are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (j) GFN and each GFN (US) Entity has disclosed on its Tax returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.
          (k) GFN and each GFN (US) Entity has disclosed all “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b) (or similar provision of state law) to which it has been a party.
     3.18 Litigation. Except as set forth on Schedule 3.18, there are no (a) actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened before any Governmental Authority against or affecting the Company or any of its Subsidiaries or Affiliates that could, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (b) orders, decrees, judgments, injunctions or rulings of any Governmental Authority against the Company or any of its Subsidiaries or Affiliates. Schedule 3.18 sets forth, as to each matter identified therein, the names of the parties thereto, the forum for such matter, a summary of the nature of the matter, the settlement or other disposition of the matter (including the monetary value of such settlement or other disposition) or, if such matter is still pending, a statement to that effect. There is no action, suit or other proceeding pending or, to the Knowledge of the Company, threatened which questions the validity of this Agreement, the Note or the other Related Agreements or any action taken or to be taken pursuant hereto or thereto, or which could, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
     3.19 Governmental Regulation; Margin Stock. Neither the Company nor any of its Subsidiaries is subject to the Investment Company Act of 1940, as amended, or to any Applicable Laws limiting its ability to incur Indebtedness or to create Liens on any of its properties or assets to secure such Indebtedness. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying Margin Stock. The value of all Margin Stock held by the Company and its Subsidiaries constitutes less than 5.0% of the value, as determined in accordance with the Margin Regulations, of all assets of the Company and its Subsidiaries.
     3.20 Compliance with Laws; Licenses and Permits. The Company and each of its Subsidiaries is in compliance with all Applicable Laws, except where the failure to comply would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries hold all material Licenses and Permits required under Applicable Laws to own their respective assets or conduct their respective businesses as now conducted. All of the Licenses and Permits are validly issued and in full force and effect, and the Company and its Subsidiaries have full power and authority to operate thereunder.
     3.21 Title to Properties and Assets; Liens. Each of the Company and its Subsidiaries has good and marketable title to all of its properties and assets (including, without limitation, all shares of Capital Stock owned or held by it), and none of such properties or assets is subject to any Liens except for the Existing Liens and the Permitted Liens. Each of the Company and its

Subsidiaries enjoys quiet possession under all material leases to which they are parties as lessees, and all of such leases are valid, subsisting and in full force and effect. None of such material leases contains any provision restricting the incurrence of indebtedness by the lessee or any unusual or burdensome provision materially adversely affecting the operations of the Company and its Subsidiaries as now conducted.
     3.22 Intellectual Property.
          (a) Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is used in the conduct of its business as currently conducted and as proposed to be conducted. Schedule 3.22 lists (i) all patents, patent applications, trademarks, servicemarks, trademark and servicemark applications, copyrights, trade names and domain names owned or held by the Company or any of its Subsidiaries and used in the conduct of its or their businesses, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed; (ii) all material written licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which any Person (other than employees of the Company in the course of their employment) is authorized to use any such Intellectual Property rights; and (iii) all material written licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including computer software which are used in the businesses of the Company or the Subsidiaries or which form a part of any product or service of the Company or its Subsidiaries other than generally distributed off-the-shelf software subject to shrink-wrap or other non-negotiated licenses or other rights (“Third Party Intellectual Property Rights”), all of which are in full force and effect. The Company has made available to the Purchaser correct and complete copies of all such patents, registrations, applications, licenses and agreements and related documentation, all as amended to date. Except as set forth on Schedule 3.22, neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any infringement, misappropriation or other conflict with respect to any item of Intellectual Property that the Company owns or uses. Neither the Company nor any of its Subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Schedule 3.22 under the terms of this Section 3.22(a).
          (b) Neither the Company nor any of its Subsidiaries will be, as a result of the execution and delivery of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.
          (c) Neither the Company nor any of its Subsidiaries has been named in any suit, action or other proceeding which involves a claim of infringement of any Intellectual Property rights of any third party. Except as disclosed in Schedule 3.22, (i) the performance of the services offered by the Company and its Subsidiaries do not infringe upon any Intellectual Property right of any other Person, and (ii) to the Knowledge of the Company, the Intellectual Property rights of the Company and its Subsidiaries are not being infringed upon by activities, products or services of any third party.

     3.23 Brokers; Certain Expenses. Neither the Company nor any of its Subsidiaries has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby. Neither the Company nor any of its Subsidiaries is bound by any agreement or commitment for the provision of investment banking or financial advisory services with respect to any proposed recapitalization, issuance of debt or equity securities or other transactions involving the Company or any of its Subsidiaries or the provision of any other investment banking or financial advisory services to the Company or any of its Subsidiaries.
     3.24 [Reserved]
     3.25 Powers of Attorney. There are no outstanding powers of attorney granted by or on behalf of the Company or any of its Subsidiaries.
     3.26 Insurance. Schedule 3.26 sets forth a true and complete list of all material liability and other insurance policies insuring the Company and its Subsidiaries against losses arising out of or related to the businesses of the Company and its Subsidiaries (and accurately describes the coverage carried and expiration dates of such policies) and all key man life insurance policies owned or maintained by the Company. All such policies are in full force and effect. Each of the Company and its Subsidiaries is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged and will be so covered after consummation of the transactions contemplated hereby.
     3.27 Books and Records. To the Knowledge of the Company, the minute books and other similar records of the Company and its Subsidiaries contain true and complete records of all actions taken at any meetings of the Board of Directors of the Company and its Subsidiaries or any committees thereof and shareholders of the Company and its Subsidiaries and of all written consents executed in lieu of the holding of any such meetings. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and its Subsidiaries, and, to the Knowledge of the Company, have been maintained in accordance with good business, accounting and bookkeeping practices.
     3.28 Solvency. Each of the Company and its Subsidiaries is, and immediately following the consummation of the transactions contemplated by this Agreement each of the Company and its Subsidiaries will be, Solvent. Neither the Company nor any of its Subsidiaries will, by virtue of the consummation of the transactions contemplated hereby and by the Related Agreements, incur debts that will be beyond its ability to pay as they mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Related Agreements with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.
     3.29 Reserved.

     3.30 Public Holding Company; Investment Company. Neither the Company nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     3.31 Senior Indebtedness. The amounts available under the ANZ Credit Documents will be sufficient for the uses set forth on Schedule 2.4 and the ongoing and projected working capital needs of the Company and its Subsidiaries (in each case, when combined with the other sources set forth on Schedule 2.4).
     3.32 Certain Business Practices. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect.
     3.33 Depository and Other Accounts. Schedule 3.33 sets forth a true and complete list of all banks and other financial institutions and depositories at which the Company or any of its Subsidiaries maintains (or has caused to be maintained) deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Company or any of its Subsidiaries (including funds in which the Company maintains a contingent or residual interest) is deposited from time to time. Schedule 3.33 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account, the account number, the contact person at such depository and his or her telephone number.
     3.34 Listing of Capital Stock. No Capital Stock or other securities of the Company or any of its Subsidiaries are listed for trading on any securities exchange.
     3.35 Disclosure. To the Knowledge of the Company, no representation, warranty or other statement made by or on behalf of the Company, its Subsidiaries or its or their respective representatives and agents to the Purchaser, whether written or oral, whether included in any materials provided to the Purchaser prior to the date hereof or included in this Agreement, any Related Agreement, any Exhibit, Schedule or in any other document or instrument delivered at any time prior to the Closing, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF GFN.
     GFN hereby represents and warrants to the Purchaser that the following statements are true and correct as of the date hereof:
     4.1 Organization and Good Standing. GFN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GFN has all corporate power and authority, and all Licenses and Permits, necessary to own or lease and operate its properties and assets and to carry on its business as now being conducted. GFN has the requisite corporate power and authority to enter into this Agreement and each Related Agreement to which it is a party and to consummate the transactions contemplated hereby and by the Related Agreements.
     4.2 Authorization; Binding Obligations. The execution, delivery and performance by GFN of this Agreement and each of the Related Agreements, the issuance, sale and delivery of the Bison Warrant, and the consummation of the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of GFN. This Agreement has been duly executed and delivered by GFN, and, at the Closing, each of the Related Agreements will be duly executed and delivered by GFN that it is a party thereto. This Agreement is, and each Related Agreement will at the time of the Closing be, a legal, valid and binding obligation of GFN, enforceable against GFN in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.
     4.3 No Violation; Existing Defaults; Senior Indebtedness.
          (a) The execution, delivery and performance by GFN of this Agreement and each of the Related Agreements by GFN, the issuance, sale and delivery of the Bison Warrant, and the consummation of the other transactions contemplated hereby and thereby do not and will not violate or conflict with, or cause a default under, or give rise to a right of termination under, (i) the charter or bylaws of GFN, as in effect on the date hereof; (ii) any Applicable Laws; or (iii) any term of any lease, credit agreement, indenture, note, mortgage, instrument or other agreement to which GFN is a party or by which any of its properties or assets are bound.
          (b) Except as set forth in Schedule 4.3(b), GFN is not in default, breach or violation of (i) its charter or bylaws, as in effect on the date hereof, (ii) any term of any material lease, credit agreement, note, instrument or other agreement to which it is a party or by which any of its properties or assets are bound such that the default, breach or violation would result in a Material Adverse Effect or (iii) any Applicable Laws such that the default, breach or violation would result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Schedule 4.3(b), no “default” or “event of default” has occurred and is continuing under any agreement, instrument or other document to which GFN is a party which evidences or governs any Indebtedness of GFN (other than such “defaults” or “events of default” as have been duly waived by the appropriate Person pursuant to waivers which are in effect as of the date hereof).

          (c) There are no contractual or other restrictions or limitations which prohibit the issuance, sale and delivery by GFN of the Bison Warrant, as contemplated hereunder.
     4.4 Validity and Issuance of Bison Warrant Shares. The Bison Warrant Shares, when issued, delivered and paid for pursuant to the terms of the Bison Warrant, will be duly and validly issued, fully paid and nonassessable.
     4.5 Subsidiaries.
          (a) Schedule 4.5 sets forth a true, correct and complete list of all direct and indirect Subsidiaries of GFN (other than Subsidiaries of the Company), setting forth, as to each such Subsidiary, its name, the jurisdiction of its formation, the address of its principal executive offices, the number of outstanding shares of its Capital Stock and the number of such outstanding shares owned, directly or indirectly, by GFN. Each such Subsidiary is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation and has all power and authority, and all Licenses and Permits, necessary to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
          (b) All of the outstanding Capital Stock of each such Subsidiary has been duly authorized and is validly issued, fully paid and non-assessable, and is owned by GFN or its Subsidiaries as specified in Schedule 4.5, in each case free and clear of any Liens and of any other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Capital Stock) except as set forth on Schedule 4.5.
     4.6 Governmental and Other Third-Party Consents. Neither GFN nor any of its Subsidiaries or other Affiliates is required to obtain any Consent in connection with execution, delivery or performance of this Agreement or any Related Agreement, the issuance, sale and delivery of the Securities or the grant of the Liens in favor of the Purchaser, or for the purpose of maintaining in full force and effect any Licenses and Permits, from (a) any Governmental Authority or (b) any other Person, except for Consents that shall have been obtained as of the Closing or where the failure to obtain such Consent or maintain any such License or Permit, as the case may be, would not have a Material Adverse Effect.
     4.7 Certain Changes.
          (a) Except as set forth in Schedule 4.7(a), since June 30, 2007, there has not been any Material Adverse Change with respect to GFN.
          (b) Neither GFN nor any of its Subsidiaries (i) is contemplating the filing of a petition under the Bankruptcy Laws, or the liquidation of all or any major portion of its or their assets or properties, or (ii) is aware of any Person contemplating the filing of any petition against GFN or any of its Subsidiaries under the Bankruptcy Laws.

          (c) GFN is not aware of any fact or circumstance that would cause GFN’s independent public accountants to render a qualified opinion with respect to the consolidated financial statements of GFN and its Subsidiaries for the fiscal year ending June 30, 2008.
     4.8 No Undisclosed Liabilities. Neither GFN nor any of its Subsidiaries (other than the Company and its Subsidiaries) has any liabilities or obligations, whether accrued, absolute, contingent or otherwise (whether individually or in the aggregate), required to be disclosed on the face of a consolidated balance sheet prepared in accordance with GAAP; except for (i) liabilities and obligations reflected in the Financial Statements; (ii) obligations and liabilities under this Agreement and the Related Agreements; and (iii) liabilities or obligations that have arisen in the ordinary course of business that, either individually or in the aggregate, have not and would not have a Material Adverse Effect.
     4.9 Litigation. There are no (a) actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened before any Governmental Authority against GFN or any of its Subsidiaries (other than the Company and its Subsidiaries) or (b) orders, decrees, judgments, injunctions or rulings of any Governmental Authority against GFN or any of its Subsidiaries (other than the Company and its Subsidiaries).
     4.10 Brokers; Certain Expenses. Neither GFN nor any of its Subsidiaries has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby. Neither GFN nor any of its Subsidiaries is bound by any agreement or commitment for the provision of investment banking or financial advisory services with respect to any proposed recapitalization, issuance of debt or equity securities or other transactions involving GFN or any of its Subsidiaries (other than the Company and its Subsidiaries) or the provision of any other investment banking or financial advisory services to GFN or any of its Subsidiaries (other than the Company and its Subsidiaries).
     4.11 GFN SEC Documents. As of their respective dates, the GFN SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the GFN SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of GFN included in the GFN SEC Documents (collectively, the “Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q and the rules and regulations of the SEC) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of GFN and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). GFN has timely filed with, and furnished or otherwise transmitted to, the SEC all GFN SEC Reports. Each GFN SEC Report, at the time it was filed, complied as to form in all material respects with the requirements of the Securities Act and the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such GFN SEC Reports.

     4.12 Disclosure. To the Knowledge of the Company, no representation, warranty or other statement made by or on behalf of GFN, its Subsidiaries or its or their respective representatives and agents to the Purchaser, whether written or oral, whether included in any materials provided to the Purchaser prior to the date hereof or included in this Agreement or any Related Agreement or in any Exhibit or Schedule or in any other document or instrument delivered at any time prior to the Closing, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statement made herein or therein, in light of the circumstances in which such statement was made, not misleading.
5.	REPRESENTATIONS AND WARRANTIES OF GFN (US) AND GFN HOLDINGS
     GFN (US), GFN Holdings and GFN jointly and severally hereby represent and warrant to the Purchaser that the following statements are true and correct as of the date hereof:
     5.1 Organization and Good Standing. Each of GFN (US) and GFN Holdings is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of GFN (US) and GFN Holdings has all corporate power and authority, and all Licenses and Permits, necessary to own or lease and operate its properties and assets and to carry on its business as now being conducted. Each of GFN (US) and GFN Holdings has the requisite corporate power and authority to enter into this Agreement and each Related Agreement to which it is a party and to consummate the transactions contemplated hereby and by the Related Agreements.
     5.2 Authorization; Binding Obligations. The execution, delivery and performance by each of GFN (US) and GFN Holdings of this Agreement and each of the Related Agreements by GFN (US) and GFN Holdings and the consummation of the transactions contemplated hereby and thereby (including the issuance, sale and delivery of the Retained Interest by GFN (US)) have been duly authorized by all necessary action on the part of GFN (US) and GFN Holdings. This Agreement has been duly executed and delivered by GFN (US) and GFN Holdings, and, at the Closing, each of the Related Agreements will be duly executed and delivered by each of GFN (US) and GFN Holdings that it is a party thereto. This Agreement is, and each Related Agreement will at the time of the Closing be, a legal, valid and binding obligation of GFN (US) and GFN Holdings, enforceable against GFN (US) and GFN Holdings in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

     5.3 No Violation; Existing Defaults.
          (a) The execution, delivery and performance by each of GFN (US) and GFN Holdings of this Agreement and each of the Related Agreements by GFN (US) and GFN Holdings and the consummation of the transactions contemplated hereby and thereby (including the issuance, sale and delivery of the Retained Interest by GFN (US)) do not and will not violate or conflict with, or cause a default under, or give rise to a right of termination under, (i) the charter or bylaws (and similar organization documents) of GFN (US) or GFN Holdings, as in effect on the date hereof; (ii) any Applicable Laws; or (iii) any term of any lease, credit agreement, indenture, note, mortgage, instrument or other agreement to which GFN (US) or GFN Holdings is a party or by which any of their respective properties or assets are bound.
          (b) Except as set forth in Schedule 5.3(b), neither GFN (US) nor GFN Holdings is in default, breach or violation of (i) its charter or bylaws (and similar organization documents), as in effect on the date hereof, (ii) any material term of any material lease, credit agreement, note, instrument or other agreement to which it is a party or by which any of its properties or assets are bound or (iii) any Applicable Laws. Without limiting the generality of the foregoing, except as set forth in Schedule 5.3(b), no “default” or “event of default” has occurred and is continuing under any agreement, instrument or other document to which GFN (US) or GFN Holdings is a party which evidences or governs any Indebtedness of GFN (US) or GFN Holdings, as the case may be (other than such “defaults” or “events of default” as have been duly waived by the appropriate Person pursuant to waivers which are in effect as of the date hereof).
          (c) There are no contractual or other restrictions or limitations which prohibit the issuance, sale and delivery by GFN (US) of the Retained Interest, as contemplated hereunder.
     5.4 Validity and Issuance of Retained Interest. The Retained Interest, when issued, delivered and paid for, will be duly and validly issued, fully paid and nonassessable. Immediately following the issuance thereof, the Retained Interest will be 13.8% of the issued and outstanding Capital Stock of the Company on a Fully Diluted Basis.
     6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.
     The Purchaser represents and warrants to the GFN Group that the following statements are true and complete as of the date hereof:
     6.1 Organization and Good Standing. The Purchaser is a limited partnership formed and validly existing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and each Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.
     6.2 Authorization. The execution, delivery and performance of this Agreement and of each of the Related Agreements to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser.

     6.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by the Purchaser. This Agreement is, and at the time of the Closing each Related Agreement to which the Purchaser is a party will be, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.
     6.4 No Violation. The execution, delivery and performance by the Purchaser of this Agreement and each Related Agreement to which the Purchaser is a party, and the consummation of the transactions contemplated hereby, do not violate (a) any law, statute, rule or regulation applicable to the Purchaser, (b) the limited partnership agreement of the Purchaser in effect on the date hereof, (c) any order, ruling, judgment or decree of any Governmental Authority binding the Purchaser or (d) any term of any material indenture, mortgage, lease, agreement or instrument to which the Purchaser is a party.
     6.5 Investment Intent. The Purchaser is acquiring the Note and the Bison Warrant for its own account, for investment purposes, and not with a view to or for sale in connection with any distribution thereof. The Purchaser understands that issuance and sale of the Note and the Bison Warrant have not been registered under the Securities Act or registered or qualified under any state securities law in reliance upon specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.
     6.6 Accredited Investor Status. The Purchaser is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). By reason of its business and financial experience, the Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Note and the Bison Warrant, has the capacity to protect its own interests, and is able to bear the economic risk of such investment. The Purchaser has had an opportunity to review the books and records of the GFN Group and to ask questions of representatives of the GFN Group concerning the terms and conditions of the transactions contemplated by this Agreement.
     6.7 Purchaser Consents. The execution and delivery by the Purchaser of this Agreement and each of the Related Agreements to which it is a party, and the consummation by the Purchaser of the transactions contemplated hereby, do not and will not require the Consent of any Governmental Authority or any other Person, other than Consents that have already been obtained or made.
     6.8 Brokers. Neither the Purchaser nor any of its Affiliates have paid or are obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby.

7.	CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER.
     The obligation of the Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction, prior to or at the Closing, of the conditions set forth in this Section 7; provided, however, that any or all of such conditions may be waived, in whole or in part, by the Purchaser in its sole and absolute discretion:
     7.1 Representations and Warranties; No Default. Each of the representations and warranties made by the Company, GFN, GFN (US) and GFN Holdings contained in this Agreement shall be true and correct in all material respects as of the date made, and shall be true and correct in all material respects as of the Closing Date, with the same effect as if made on and as of the Closing Date. Each of the covenants, agreements and obligations of the Company, GFN, GFN (US) and GFN Holdings under this Agreement to be performed or satisfied by it or them on or prior to the Closing Date shall have been performed or satisfied by it or them on or before the date hereof; and no Default or Event of Default shall exist or result from the issuance and sale of the Securities or the other transactions contemplated by this Agreement. Each of the Company, GFN, GFN (US) and GFN Holdings shall have delivered to the Purchaser an officers’ certificate, signed by the President and the Chief Financial Officer of such entity, dated as of the Closing Date, to such effect and to the effect that each of the other conditions set forth in this Section 7.1 have been satisfied and fulfilled.
     7.2 Closing and Other Fees. The Company shall have paid to the Purchaser a non- refundable, non-accountable closing fee of AUS$400,000, which shall be withheld by the Purchaser from the Purchase Price and which withholding shall constitute payment in full of the Company’s obligation with respect to such closing fee.
     7.3 Second Completion under Share Sale Deed. The Second Completion (as defined in the Share Sale Deed) and the terms and conditions set forth in the Side Letter to be completed prior to or at the Closing shall have been completed or will be completed upon the Closing, including, without limitation, all payments under the Share Sale Deed owed to the Management Vendors and the Purchaser.
     7.4 Purchase Permitted By Applicable Laws. The consummation of the transactions contemplated by this Agreement shall not be prohibited by or violate any Applicable Laws. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal securities and state securities or “blue sky” laws and similar laws of Australia.
     7.5 No Material Adverse Changes. Since the date of this Agreement, there shall not have occurred a material adverse change, as reasonably determined by the Purchaser, in the financial or capital markets generally, or in the markets for subordinate debt or warrants or other equity securities in particular that has caused or could reasonably be expected to adversely impact the Purchaser’s investment in the Note and the Bison Warrant.
     7.6 No Injunction or Order. There shall not have been issued any injunction, order, decree or ruling that prohibits or limits any of the transactions contemplated by this Agreement or the Related Agreements, and there shall not be any action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against GFN of any of its Subsidiaries that (a) draws into question the validity, legality or enforceability of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby or (b) might result, in the judgment of the Purchaser, in the imposition of a penalty if the Securities were delivered as contemplated hereunder or in any Material Adverse Change.
     7.7 Opinion of Counsel. The Purchaser shall have received opinion letters of Troy & Gould Professional Corporation, special counsel to GFN and GFN (US), and from Robert Barnes, special counsel to the Company and GFN Holdings, dated the Closing Date and addressed to the Purchaser, in customary form and substance reasonably satisfactory to the Purchaser and its legal counsel.
     7.8 Delivery of Certain Closing Documents. GFN, GFN (US), GFN Holdings and the Company shall have delivered or caused to be delivered to the Purchaser the following closing documents:
          (a) This Agreement, duly executed by GFN, GFN (US), GFN Holdings and the Company, together with the Disclosure Schedules;
          (b) The Note, duly executed by the Company;
          (c) The Bison Warrant, duly executed by GFN;
          (d) The Retained Interest;
          (e) The Registration Rights Agreement, duly executed by GFN;
          (f) The GFN Guaranty, duly executed by the parties thereto; and
          (g) Such other documents as the Purchaser may reasonably request in order to effectuate the transactions contemplated hereby and by the Related Agreements.
     7.9 Collateral Documents. The Company shall have delivered to the Purchaser at or prior to the Closing the following collateral documents, each dated as of the Closing Date:
          (a) The Security Agreements, duly executed by each of the Company, its Subsidiaries and GFN Holdings, together with the exhibits and schedules thereto;
          (b) Evidence in a form that is reasonably satisfactory to the Purchaser of security interests in the Collateral;
          (c) Notices of security interests in Deposit Accounts, in form and substance satisfactory to the Purchaser, duly executed by the Company with respect to such banks and other financial institutions as designated by the Purchaser;
          (d) The ANZ Subordination Agreement, duly executed by the Company and its Subsidiaries;

          (e) A power of attorney in form reasonably satisfactory to the Purchaser from each of the Company, its Subsidiaries and GFN Holdings permitting the Purchaser to create, charge, file, amend, maintain and perfect (as applicable) its Liens against the Company, its Subsidiaries and GFN Holdings pursuant to the security interests;
          (f) Intercreditor Agreements with Subordinated Lenders, if any; and
          (g) Such other documents relating to the Collateral as the Purchaser may reasonably request in order to create, charge, file, amend, maintain or perfect (as applicable) the Liens in favor of the Purchaser pursuant to the Security Agreements and the other Collateral Documents.
     7.10 Delivery of Company Corporate Documents. The Company shall have delivered to the Purchaser at or prior to the Closing the following corporate documents with respect to the Company:
          (a) Certified copies of its charter or similar organizational documents as amended through the Closing Date, certified by its Secretary as being in full force and effect as of the Closing Date;
          (b) Copies of its bylaws or similar governing document as amended through the Closing Date, certified by its Secretary as being in full force and effect as of the Closing Date;
          (c) Resolutions of its Board of Directors approving and authorizing the execution and delivery of this Agreement, the Note and the other Related Agreements to which it is a party and the consummation of the transactions contemplated thereby, certified by its Secretary as being in full force and effect as of the Closing Date;
          (d) Incumbency certificates of its officers who are authorized to execute, deliver and perform this Agreement, the Related Agreements and any other agreements, instruments, certificate or other documents required to be executed by it in connection herewith; and
          (e) Such other documents as the Purchaser may reasonably request relating to the Company’s organization or other corporate matters.
     7.11 Delivery of Subsidiary Corporate Documents. The Company shall have delivered to the Purchaser at or prior to the Closing the following corporate documents with respect to each Subsidiary:
          (a) Certified copies of its charter or similar organizational documents as amended through the Closing Date, certified by its Secretary as being in full force and effect as of the Closing Date;
          (b) Copies of its bylaws or similar governing document as amended through the Closing Date, certified by its Secretary as being in full force and effect as of the Closing Date;

          (c) Resolutions of its Board of Directors approving and authorizing the execution and delivery of the Related Agreements to which it is a party and the consummation of the transactions contemplated thereby; and
          (d) Such other documents as the Purchaser may reasonably request relating to the Subsidiaries’ organization or other corporate matters.
     7.12 Delivery of GFN, GFN (US) and GFN Holdings Corporate Documents. Each of GFN, GFN (US) and GFN Holdings shall have delivered to the Purchaser at or prior to the Closing the following corporate documents with respect to such entity:
          (a) Certified copies of its charter or similar organizational documents as amended through the Closing Date, certified by its Secretary as being in full force and effect as of the Closing Date;
          (b) A good standing (or similar) certificate and, if available, a good standing (or similar) tax certificate, issued by the applicable Governmental Authority, in each case dated as of a recent practicable date prior to the Closing Date;
          (c) Foreign good standing (or similar) certificates from each jurisdiction in which it is required to be qualified to transact business as a foreign corporation or other entity, in each case dated as of a recent practicable date prior to the Closing Date;
          (d) Copies of its bylaws or similar governing document as amended through the Closing Date, certified by its Secretary as being in full force and effect as of the Closing Date;
          (e) Resolutions of its Board of Directors approving and authorizing the execution and delivery of the Related Agreements to which it is a party and the consummation of the transactions contemplated thereby; and
          (f) Such other documents as the Purchaser may reasonably request relating to the organization or other corporate matters of GFN, GFN (US) or GFN Holdings.
     7.13 Repayment of Existing Indebtedness. Prior to or simultaneously with the Closing, the Company shall have paid in full all Indebtedness, liabilities and other obligations owing under the ANZ Non-Convertible Note Facility and the Company shall have delivered to the Purchaser written evidence of the same.
     7.14 Insurance. The Company shall deliver to the Purchaser evidence of compliance with the requirements of Section 9.6 with respect to the Purchaser.
     7.15 Third Party Consents. GFN and each of its Subsidiaries shall have obtained all Consents required to be obtained in connection with the transactions contemplated by this Agreement.

     7.16 Use of Proceeds. Upon the Closing, the debt and equity interests of the Purchaser and its Affiliates in the GFN (US) Entities will be as set forth on Schedule 2.4, and the Company and its Subsidiaries will have access to the funds set forth on such Schedule.
     7.17 No Cease Trade Orders. No order, ruling or determination having the effect of suspending the sale or ceasing the trading of the GFN Common Stock or any other securities of GFN shall have been issued or made by any Governmental Authority or securities exchange and shall be continuing in effect and no proceedings for that purpose shall have been instituted or shall be pending, contemplated or threatened by any such authority or under any Applicable Laws.
     7.18 Senior Credit Documents; Liquidity. The Company shall have delivered the fully executed ANZ Credit Documents in form and substance acceptable to the Purchaser. Without limiting the foregoing, the Purchaser shall be satisfied in its sole and absolute discretion with (a) the sufficiency of amounts available under the ANZ Credit Documents to meet the uses set forth on Schedule 2.4 and the ongoing and projected working capital needs of the Company and its Subsidiaries (in each case, when combined with the other sources set forth on Schedule 2.4), (b) the terms of repayment of borrowings under the ANZ Credit Documents and (c) all other terms and conditions of the ANZ Credit Documents.
     7.19 Documents in Satisfactory Form. All proceedings taken prior to or at the Closing in connection with the issuance and sale of the Securities, the grant of Liens in favor of the Purchaser and the consummation of the other transactions contemplated hereby, and all papers and other documents relating thereto, shall be in form and substance satisfactory to the Purchaser and its legal counsel, and the Purchaser shall have received copies of such documents and papers, all in form and substance satisfactory to the Purchaser and its counsel, all such documents, where appropriate, to be counterpart originals and/ or certified by proper authorities, corporate officials and other Persons. Without limiting the generality of the foregoing, the Company shall have made such arrangements as may be requested by the Purchaser for the direct payment to the Purchaser’s third party service providers of the costs and expenses incurred by the Purchaser, as provided in Section 13.10.
8.	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, GFN AND GFN (US).
     The obligation of the Company, GFN, GFN Holdings and GFN (US) to consummate the transactions contemplated hereby is subject to the satisfaction, prior to the Closing, of the conditions set forth in this Section 8; provided, however, that any or all of such conditions may be waived, in whole or in part, by GFN in its sole and absolute discretion:
     8.1 Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date after giving effect to the transactions contemplated by this Agreement, as if made on and as of such date, and the Purchaser shall have performed or satisfied all of its covenants and agreements hereunder to be performed or satisfied on or prior to the Closing Date.

     8.2 Purchase Permitted By Applicable Laws. The consummation of the transactions contemplated by this Agreement shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order or decree. Without limiting the generality of the foregoing, the consummation of the transactions contemplated hereby shall otherwise comply with all applicable requirements of federal and state securities laws.
     8.3 No Material Judgment or Order. There shall not be any judgment, ruling or order of any Governmental Authority which, in the reasonable judgment of GFN, would prohibit the issuance or delivery of the Securities, or subject GFN or its Subsidiaries to any material penalty if the Securities were to be delivered hereunder.
     8.4 Payment for the Securities. The Purchaser shall have delivered to the Company the Purchase Price required to be paid by Section 2.2.
     8.5 Second Completion under Share Sale Deed. The Second Completion (as defined in the Share Sale Deed) shall have been completed or will be completed upon the Closing, including, without limitation, the sale of all of the capital stock of Royal Wolf to GFN and/or its Subsidiaries.
9.	AFFIRMATIVE COVENANTS.
     The covenants set forth in this Section 9 shall survive until all Indebtedness (including, without limitation, all principal of, premium, if any, and interest) and other amounts owing under the Note has been paid in full.
     9.1 Payments with Respect to the Note. The Company shall pay all principal of, premium, if any, interest and other amounts due pursuant to the terms of the Note on the dates and in the manner provided for therein including, without limitation, all mandatory prepayments of principal of and interest on the Note as specifically required under the terms of the Note.
     9.2 Information Covenants. The Company shall furnish to the Purchaser:
     (a) As soon as available, but within one hundred ten (120) days after the end of each fiscal year of GFN, (i) the audited consolidated balance sheets of GFN and its Subsidiaries at the end of such year, and (ii) the related audited consolidated statements of income, stockholders’ equity and cash flows for such fiscal year, setting forth in comparative form with respect to such financial statements figures for the previous fiscal year, all in reasonable detail, together with the opinion thereon of independent public accountants selected by GFN and reasonably satisfactory to the Purchaser (it being understood that the current accountants of the Company are satisfactory to the Purchaser), which opinion shall be unqualified and shall state that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes, if any, which shall be specified and approved by the Purchaser in advance of the delivery of such opinion) and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, however, that such accountants’ certification may be limited to the consolidated financial statements; provided further, however, that the Company shall not be required to furnish to the Purchaser the information set forth in this clause (a) if GFN is required to file with the SEC, by the time such information is required to be furnished to the Purchaser under this clause (a), the information, documents and other reports required to be filed with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act;
          (b) As soon as available, but within fifty five (55) days after the end of each of the first three (3) quarterly accounting periods in each fiscal year of GFN, (i) the unaudited consolidated balance sheet of GFN and its Subsidiaries as at the end of such period, and (ii) the related unaudited consolidated statements of income and cash flows for such period and for the period from the beginning of the current fiscal year to the end of such period, all in reasonable detail and signed by the Chief Financial Officer of GFN; provided, however, that the Company shall not be required to furnish to the Purchaser the information set forth in this clause (b) if the Company is required to file with the SEC, by the time such information is required to be furnished to the Purchaser under this clause (b), the information, documents and other reports required to be filed with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act;
          (c) Promptly (but not later than five (5) Business Days) after their becoming available, copies of any material notices and other material communications from the SEC or from any other Governmental Authority which specifically relate to GFN or any of its Subsidiaries;
          (d) Promptly (but not later than five (5) Business Days) following receipt thereof, copies of all audit reports and management letters, if any, submitted to the Company or any of its Subsidiaries by independent public accountants in connection with each interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants and copies of all financial statements, reports, notices and proxy statements, if any, sent by the Company to its stockholders generally;
          (e) As soon as practicable (but not later than five (5) Business Days) following, notice of: (i) the institution or commencement of any action, suit, proceeding or investigation by or against or affecting the Company or any of its Subsidiaries or any of its or their respective assets involving the SEC or a securities exchange; (ii) any litigation or proceeding instituted by or against the Company or any of its Subsidiaries, or any judgment, award, decree, order or determination relating to any litigation or proceeding involving the Company or any of its Subsidiaries that could have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and (iii) the imposition or creation of any Lien against any asset of the Company or any of its Subsidiaries other than renewals or extensions of Existing Liens and other than Permitted Liens; provided, that at the time the information is so furnished, it shall not contain any untrue statement of a material fact and shall not omit to state a material fact known to the Company necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished;
          (f) As soon as practicable (but not later than five (5) Business Days) following receipt or issuance by the Company or any of its Subsidiaries, true and complete copies of (i) all covenant compliance certificates, budgets, financials, projections, requests for waivers, notices of default, requests for amendments or other material documents relating to any agreements, instruments or other documents evidencing or governing any Indebtedness, and (ii) any agreements, instruments and other material documents relating to any Senior Indebtedness entered into by the Company or any of its Subsidiaries;
          (g) Not later than the twenty fifth (25th) day after the end of each quarterly accounting period, a certificate of the Chief Financial Officer of the Company, in substantially the form of Exhibit A (a “Compliance Certificate”), setting forth, among other things, the calculations required to establish compliance with the financial covenants set forth in Section 10.16 and the absence of Liens except as permitted under Section 10.2, in each case, with respect to such quarterly accounting period; provided, that at the time the information is so furnished, it shall not contain any untrue statement of a material fact, shall be complete and correct in all material respects to the extent necessary to give the Purchaser sufficient and accurate knowledge of the subject matter thereof, and shall not omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished; provided, however, that if a Default or Event of Default has occurred and is then existing, then the Company shall provide a Compliance Certificate not later than the twenty fifth (25th) day after the end of each month;
          (h) Concurrently with its delivery to the members of the Board of the Company or its Subsidiaries, true and complete copies of all reports, budgets, materials and other information furnished to such Board members in contemplation of, or in response to subsequent information requests made at, a Board meeting with respect to the Company and its Subsidiaries in contemplation of, or in response to subsequent information requests made at, a Board meeting (subject to the limitation in the last sentence of Section 9.5), including, without limitation, copies of the information package delivered to such Board members in connection with, or in response to subsequent information requests made at, each Board meeting, which package shall consist of (i) financial statements; (ii) financial ratio analysis and departmental cost accounting information; (iii) an executive summary with respect to performance; and (iv) such additional information as may be included therein; provided, however, that if the information package for any quarter or the annual operating budget for any fiscal year is not delivered to the Board members with respect to any particular quarter or fiscal year, as the case may be, the Company shall nonetheless deliver the same to the Purchaser within thirty (30) days after the end of such quarter or not later than thirty (30) days prior to the commencement of such fiscal year, as the case may be; and, provided, further, that if a Default or Event of Default has occurred and is then existing, then the Company shall provide information packages as described in this paragraph not later than the twenty fifth (25th) day after the end of each month;
          (i) Promptly after its request, true and complete copies of such other information concerning the business, affairs and condition of the Company and its Subsidiaries as the Purchaser may from time to time reasonably request;
          (j) As soon as practicable (but within ten (10) Business Days of the establishment thereof), written notice of the establishment of any new deposit account, spread account, yield supplement reserve account, operating account, trust account, trust receivable account or other account of any kind or nature into which material funds of the Company or any of its Subsidiaries (including funds in which the Company maintain a contingent or residual interest) will be deposited from time to time; and

          (k) As soon as practicable (but not later than five (5) Business Days) after any member of the GFN Group has knowledge of a breach of any representation, warranty or covenant of any member of the GFN Group set forth herein, written notice of such breach.
     9.3 Performance of Related Agreements and ANZ Credit Documents. The Company and its Subsidiaries (to the extent that they are parties thereto) shall perform, comply in all material respects with and observe in all material respects all of its obligations under the Related Agreements and the ANZ Credit Documents.
     9.4 Legal Existence; Compliance with Laws. Each GFN (US) Entity shall (a) maintain its legal existence; (b) maintain all properties which are reasonably necessary for the conduct of such business, now or hereafter owned, in good repair, working order and condition; (c) take all actions necessary to maintain and keep in full force and effect all of its Licenses and Permits necessary for the conduct of its business as from time to time conducted; and (d) comply in all material respects with all Applicable Laws (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect) in respect of the conduct of its business and the ownership of its properties in the jurisdictions in which it conducts its business; provided, however, that nothing in this Section 9.4 shall be interpreted to restrict or in any manner affect, so long as each GFN (US) Entity confirms, reestablishes or ratifies (as may be necessary) all security interests of Bison in the Collateral and all guarantees for the benefit of Bison contemplated in this Agreement and the Related Agreements: (i) any GFN (US) Entity’s right to merge or consolidate with another GFN (US) Entity or liquidate and dissolve if all of its assets (net of liabilities, if such liabilities are not assumed) are distributed transferred to another GFN (US) Entity; (ii) the Company’s or any of its Subsidiaries’ ability to elect to discontinue any line of business or to discontinue doing business in any jurisdiction, if the Board of the Company or of such Subsidiary, as the case may be, deems such discontinuance to be in its best interests.
     9.5 Books, Records and Inspections. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and complete entries in conformity with IFRS or GAAP and all requirements of Applicable Laws shall be made of all dealings and transactions in relation to its business and activities. The Company shall, and shall cause each of its Subsidiaries to, permit officers and designated representatives and/or agents of the Purchaser to visit and inspect any of the properties of the Company or such Subsidiaries, to examine the books of account of the Company or such Subsidiaries and to discuss the affairs, finances and accounts of the Company or such Subsidiaries with, and be advised as to the same by, its officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Purchaser may then request. The Purchaser shall have the right to attend and receive materials provided as part of Board meetings of the Company and any of its Subsidiaries in which the results, prospects and strategy of the Company or any of its Subsidiaries are discussed. Unless there is an Event of Default (as defined below) the Purchaser may elect to have the Company reimburse one representative of the Purchaser for the reasonable costs (coach airfare) of attending one Board meeting that is being held in Australia in any twelve (12) month period. Notwithstanding the foregoing, the Purchaser shall not be entitled to be present at any discussions, or receive board package or other materials that involve matters between the Company and the Purchaser (or its Affiliates) or to participate in discussions involving third party claims (or potential third party claims) against the Company at which

Company legal counsel is present and the attendance by the Purchaser would, in the opinion of legal counsel, cause the Company to lose attorney-client privilege with respect to such discussions.
     9.6 Insurance. The Company shall maintain with financially sound and reputable insurers policies of insurance, coverage amounts and related terms and conditions for the Company and its Subsidiaries normally maintained by companies engaged in the same or similar business as the Company and its Subsidiaries against loss or damage and such other policies of insurance and coverage amount as may be reasonably requested by the Purchaser. Such insurance shall include, without limitation, comprehensive general liability, fire and extended coverage, product liability and recall, property damage, workers’ compensation, flood insurance (if customarily maintained in locations in which the Company or any of its Subsidiaries is located), earthquake loss insurance (if customarily maintained in locations in which the Company or any of its Subsidiaries is located), environmental liability insurance, business interruption insurance (either for loss of revenues or for additional expenses) and directors and officers liability insurance. All insurance covering liability shall name the Purchaser as additional insureds, and all insurance proceeds covering property subject to a Lien in favor of the Purchaser shall, with respect to any casualty or loss, be used to repair or replace such property, or, if not so applied, shall be paid to the Purchaser, subject to the ANZ Subordination Agreement. Each of the insurance policies required to be maintained under this Section 9.6 shall provide for at least thirty (30) days’ prior written notice to the Purchaser of the cancellation or substantial modification thereof.
     9.7 Taxes. The Company shall, and shall cause each of its Subsidiaries to, pay and discharge when due all Taxes, except as contested in good faith and by appropriate proceedings if adequate reserves (in the good faith judgment of the management of the Company) have been established with respect thereto.
     9.8 Communication with Accountants. So long as no Default or Event of Default has occurred and is continuing, the Purchaser shall not communicate directly with the Company’s independent certified public accountants without the prior written consent of GFN, which consent shall not be unreasonably withheld. If any Default or Event of Default has occurred and is continuing, GFN hereby authorizes its independent certified public accountants to (a) furnish to the Purchaser any and all financial statements and other supporting financial documents, work papers and schedules as the Purchaser may request and (b) discuss with the Purchaser, as often as the Purchaser may reasonably request, the accounts, financial condition, business and affairs of the Company and its Subsidiaries, in each case, without the consent of any member of the GFN Group.
     9.9 Transactions with GE. The Company shall provide the Purchaser with written notice no less than fifteen (15) days prior to the occurrence, to the Knowledge of the Company, of the issuance by GFN or any of its Subsidiaries of any Capital Stock or Equity Rights of GFN or any of its Subsidiaries to GE or any of its Affiliates; provided, that the foregoing does not apply to the issuance of the Bison Warrant or Capital Stock upon exercise of the Bison Warrant.
     9.10 ERISA. In the event that any GFN (US) Entity becomes subject to ERISA, such GFN (US) Entity shall promptly provide written notice thereof to the Purchaser, and, to the extent that a GFN (US) Entity is subject to ERISA, such GFN (US) Entity shall comply with all applicable provisions thereof.

     9.11 Exchange Act Compliance. GFN shall timely file with the SEC and the AMEX (or other applicable securities exchange) all documents required to be filed under the Exchange Act. Each document to be filed will comply in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules of such securities exchange, as applicable. The financial statements of GFN included in each document to be filed by GFN with the SEC will comply in all material respects as to form, as of the date of its filing with the SEC, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) and will fairly present in all material respects the consolidated financial position of GFN and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with past practices and consistently applied).
     9.12 Additional Guarantors. The GFN Group shall take all such action, and will cause each of its Subsidiaries to take all such action, from time to time as shall be necessary to ensure that all Subsidiaries of GFN (US) are Guarantors under the GFN Guaranty or the Security Agreements. Without limiting the generality of the foregoing, if, subject to Section 10.5 and to the extent permitted by Applicable Law, GFN (US) or any of its Subsidiaries forms or acquires any new Subsidiary after the date hereof, the GFN Group shall provide written notice of such formation or acquisition to the Purchaser, and GFN ((US) or such Subsidiary will cause such new Subsidiary to execute and deliver: (a) a joinder to the GFN Guaranty and/or the Security Agreements, in form and substance satisfactory to the Purchaser, pursuant to which such Subsidiary would become a Guarantor, (b) (if such Subsidiary has any Subsidiaries) stock pledge agreements, together with (i) certificates representing all of the Capital Stock of any Person owned by such Subsidiary, (ii) undated stock powers executed in blank and (iii) such opinions of counsel and such approving certificates of such Subsidiary as the Purchaser may request in respect of complying with any legend on any such certificate or any other matter relating to such shares, and (c) such other agreements, instruments, approvals or other documents as may be requested by the Purchaser in order to create, perfect, establish, and maintain (as applicable) the first priority of any Lien in favor of the Purchaser to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Related Agreements to which Guarantors are parties and that all property and assets of such Subsidiary shall become Collateral for the Obligations to the Purchaser. In addition, GFN (US) or such Subsidiary shall grant to the Purchaser a valid security interest in the Capital Stock of such new Subsidiary to secure the Obligations to the Purchaser. The Purchaser acknowledges and agrees that the Subsidiaries of GFN that are not direct or indirect Subsidiaries of GFN (US) shall not be Guarantors.
     9.13 Consents, Waivers and Amendments. Notwithstanding anything to the contrary herein, in connection with any request by any member of the GFN Group for the Purchaser to provide a Consent or approve an amendment with respect to this Agreement or the Related Agreements, such request shall contain information that, at the time the information is so furnished, shall not contain any untrue statement of a material fact, is complete and correct in all material respects to the extent necessary to give the Purchaser sufficient and accurate knowledge of the subject matter thereof, and does not omit to state a material fact known to the GFN Group necessary in order to make the statements contained therein not misleading in light of the circumstances under which such information is furnished.
     9.14 Intercreditor Agreements. Prior to incurring any Subordinated Indebtedness, the Company and its Subsidiaries shall cause the applicable Subordinated Lender to enter into an Intercreditor Agreement with the Purchaser.
     9.15 Additional Tax Matters. Notwithstanding anything to the contrary herein and without limiting Section 11, the parties agree as follows:
          (a) that the Purchaser has caused elections to be made to disregard, for United States federal income Tax purposes, each of the Subsidiaries of Royal Wolf to be effective prior to the Closing; provided, however, that GFN and the GFN (US) Entities shall fully indemnify the Purchaser to the extent that any such election results in the recognition by the Purchaser of any income or gain for United States federal income tax purposes;
          (b) that GFN may make an election under section 338(g) of the IRC with respect to its acquisition of Royal Wolf from the Purchaser; provided, however, that GFN and the GFN (US) Entities shall fully indemnify the Purchaser to the extent that such election causes any increase in the net Tax liability of the direct and indirect partners of the Purchaser in the taxable year in which the acquisition takes place, as compared to the net Tax liability that would have been incurred as a result of the acquisition had a section 338(g) election not been made;
          (c) that, on a sale of Royal Wolf or any subsidiary of Royal Wolf, or a sale of any entity that owns a direct or indirect interest in any of the foregoing (a “Sale”), the Purchaser shall receive for, or in respect of, its Retained Interest the amount it would have received had the Retained Interest been an ownership interest in an Australian entity treated as a corporation for United States federal income Tax purposes that directly owned Royal Wolf and all steps were taken (under Australian domestic law or applicable treaties) to mitigate to the greatest extent possible any Australian Taxes incurred on such Sale (the “Sale Target Amount”);
          (d) with respect to any distributions by a GFN (US) Entity (a “Distribution”), the Purchaser shall receive with respect to its Retained Interest the amount it would have received had the Retained Interest been an ownership interest in an Australian entity treated as a corporation for United States federal income Tax purposes that directly owned Royal Wolf and all steps were taken (under Australian domestic law or applicable treaties) to mitigate to the greatest extent possible any Australian Taxes incurred on such Distribution (the “Distribution Target Amount”);
          (e) the Note shall be treated consistently by the parties as debt for United States federal income Tax purposes; and
          (f) all payments of interest on the Note are to be made without any deduction or withholding for or on account of any Tax (including without limitation any Australian interest withholding Tax). In the case of a Sale or Distribution, GFN shall, and shall cause its Subsidiaries to, indemnify the Purchaser to the extent it receives proceeds or distributions that are less than the Sale Target Amount or the Distribution Target Amount, respectively. The indemnity, with respect to a Sale, shall be deemed satisfied by GFN’s election to purchase the Retained Interest from the Purchaser for the Sale Target Amount in cash and simultaneous with the Sale.
     9.16 U.S.A. Patriot Act Information. To help the government fight the funding of terrorism and money laundering activities, federal law may require the Purchaser to obtain, verify and record certain information. Each member of the GFN Group agrees to provide all such information and documentation as to themselves as requested by the Purchaser to ensure compliance with federal law.
     9.17 Board of Director Approval. Immediately following the Closing, the GFN Group shall cause the board of directors of each of GFN Holdings and its Subsidiaries to pass resolutions approving the ANZ Credit Documents and the transactions contemplated thereby, and, notwithstanding any other provision to the contrary herein, the failure to do so within one (1) Business Day of the Closing Date shall be an incurable Event of Default.
     9.18 Further Assurances. From time to time after the date hereof, GFN, GFN (US), GFN Holdings and the Company will execute and deliver, and will cause any of their respective Subsidiaries and any other Persons to execute and deliver, such additional instruments, certificates and documents, and will take all such actions, as the Purchaser may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement, the Securities or any other Related Agreement or to establish, maintain, perfect or continue (as applicable) the Purchaser’s security interests in the Collateral. Without limiting the foregoing, the Company and its Subsidiaries will provide within ten (10) Business Days following the Closing Date a true and complete statutory declaration (in a form reasonably satisfactory to the Purchaser) setting forth the location of the assets of the Company and its Subsidiaries.
10.	NEGATIVE COVENANTS.
     The covenants set forth in this Section 10 shall survive until all Indebtedness (including, without limitation, all principal of, premium, if any, and interest) and other amounts owing under the Note has been paid in full.
     10.1 Limitations on Indebtedness. Without the prior written consent of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or become or remain liable in respect of any Indebtedness, except for:
          (a) Obligations to the Purchaser;
          (b) Existing Indebtedness, including any refinancings, extensions, increases, renewals, replacements, restructurings or exchanges thereof; provided, that in connection with any increase in the credit limit of the Senior Indebtedness owed to ANZ, the interest rate (or the spread over the applicable index) shall not be increased by more than 3.0% per annum;
          (c) Unsecured Subordinated Indebtedness that is expressly made subordinate in right of payment and rights upon liquidation to all Senior Indebtedness, including, without limitation, the Indebtedness evidenced by the Note; provided, that such Indebtedness is on terms and conditions reasonably satisfactory to the Purchaser, and the creditor and Purchaser enter into an Intercreditor Agreement;

          (d) Indebtedness in the form of Capital Lease Obligations used to finance the acquisition, construction or improvement of assets of the Company or any of its Subsidiaries in an aggregate amount not to exceed $5,000,000 during any fiscal year;
          (e) Purchase-money Indebtedness incurred in connection with the acquisition by the Company or any of its Subsidiaries of any property, assets or business;
          (f) Indebtedness solely between the Company and one or more or its Subsidiaries or solely between two or more of the Company’s Subsidiaries;
          (g) The Interim Note; and
          (h) The RWA Purchase Note.
     10.2 Limitations on Liens. Without the prior written consent of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist, any mortgage, lien, charge or encumbrance on, or security interest in, or pledge of, or conditional sale or other title retention agreement with respect to, any real or personal property (tangible or intangible, now existing or hereafter acquired), except for:
          (a) Liens in favor of the Purchaser;
          (b) Permitted Liens;
          (c) Existing Liens; and
          (d) Any Lien constituting a renewal, extension or replacement of any Existing Lien; provided, that the principal amount of any Indebtedness or other obligation secured by such renewal, extension or replacement Lien does not exceed the principal amount of the Indebtedness or other obligation renewed, extended or replaced.
     10.3 Limitations on Investments in Capital Stock. Without the prior written consent of the Purchaser, no GFN (US) Entity shall, directly or indirectly, purchase Capital Stock of, or make an equity contribution to, any Person unless immediately following such purchase or contribution the GFN (US) Entities own all of the issued and outstanding Capital Stock of such Person.
     10.4 Limitation on Restricted Payments. Without the prior written consent of the Purchaser, no GFN (US) Entity shall make any Restricted Payment.
     10.5 Subsidiaries; Changes in Business. Without the prior written consent of the Purchaser, no GFN (US) Entity shall:

          (a) create any additional Subsidiaries, except that the Company or any of its Subsidiaries may create an additional Subsidiary for the purpose of acquiring or owning any assets or business acquired by the Company or any of its Subsidiaries;
          (b) change the nature or scope of the business of the GFN (US) Entities as a whole or commence any new business that is not ancillary or incidental to the Covered Business or any other business conducted by the GFN (US) Entities except that in a connection with the acquisition of a business, if such business derived less than 20% of its total revenues from business other than Covered Business for the Relevant Period, the GFN (US) Entities may conduct such business for up to 12 months following the closing of the acquisition, after which period, such business shall be ceased or divested. For this purpose, the “Relevant Period” shall mean the 12-month period ending on the last day of the calendar quarter immediately preceding the calendar quarter in which the GFN (US) Entity enters into an agreement for such purchase of equity interests or assets or merger.
     10.6 Acquisitions
     Without the prior consent of the Purchaser and without limiting Sections 10.3 or 10.15, no GFN (US) Entity may acquire any business or company with an Enterprise Value in excess of $20 million. For the avoidance of doubt, any acquisition of a business or company with an Enterprise Value of $20 million or less shall be permitted only if such acquisition is for 100% of the company (if an acquisition of equity interests) and the Company and its Subsidiaries are not in breach of the financial covenants set forth in Section 10.15 and would not become in breach of those covenants as a result of the acquisition (whether an acquisition of a business or a company). For this purpose, the “Enterprise Value” of a business or company shall mean the purchase price paid by the GFN (US) Entities for the stock or assets of such business or company plus all Indebtedness of such business or company assumed or paid by the GFN (US) Entities.
     10.7 Limitations on Transactions with Affiliates. Without the prior written consent of the Purchaser, and except for the Existing Indebtedness, the Interim Note and the RWA Purchase Note, the Company shall not, and shall not permit any of its Subsidiaries to, extend Indebtedness to, or incur any Indebtedness from, purchase any property from, or sell any property to, any Affiliate of the Company (other than the Company and Subsidiaries of the Company) at any time on terms that are less favorable to the Company or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction at such time from a Person who is not an Affiliate of the Company or the Purchaser.
     10.8 Limitations on Sale-Leaseback Arrangements. Without the prior written consent of the Purchaser, no GFN (US) Entity shall enter into any arrangement with any Person providing for the leasing by any GFN or its Subsidiaries of property which has been or is to be sold or transferred by GFN or its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of GFN or its Subsidiaries.
     10.9 Restrictions on Fundamental Changes. Without the prior written consent of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) amend or change its organizational documents to the extent such amendment or change would impair the ability of the Company to satisfy the Obligations to the Purchaser;
          (b) sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions to any Person other than the Company and/or its Subsidiaries, all or a significant portion of its assets, other than dispositions of assets in the ordinary course of business or for so long as there has not occurred, is currently existing and would not occur as a result of such dispositions, a Default or Event of Default;
          (c) merge or consolidate with any person that results in a change of control of any GFN (US) Entity or otherwise effect a transaction that results in a change in control of any GFN (US) Entity; or
          (d) with respect to the non-operating members of the Company and its Subsidiaries only, liquidate, wind up or dissolve.
     10.10 Agreements Affecting Capital Stock
     Without the prior written consent of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to enter into any voting agreement, voting trust, irrevocable proxy or other agreement affecting the voting rights of shares of the Capital Stock of the Company (other than revocable proxies in connection with meetings of shareholders of the Company) or its Subsidiaries, except as contemplated by this Agreement or any Related Agreement.
     10.11 No Issuances of Equity Rights. Without the prior written consent of the Purchaser, no Subsidiary of the Company shall issue any Equity Rights except to the Company or another Subsidiary of the Company.
     10.12 Payment Restrictions Affecting Certain Subsidiaries. Except for the ANZ Credit Documents, without the prior written consent of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to, enter into or permit to exist any agreement, instrument or other document which, directly or indirectly, prohibits or restricts in any manner, or would have the effect of prohibiting or restricting in any manner, the ability of any such Subsidiary to (a) pay dividends or make other distributions in respect of its Capital Stock owned by the Company or any other such Subsidiary, (b) pay or repay any Indebtedness owed to the Company or any other such Subsidiary, (c) make loans or advances to the Company, or (d) transfer any of its properties or assets to the Company or any other such Subsidiary.
     10.13 No Commitment or Agreement. Without the prior written consent of the Purchaser, the Company shall not take any action (that with the passage of time, provision of notice or both) or enter into, or commit to enter into any arrangement, agreement or understanding that would result in a breach or violation of any of the covenants set forth in this Section 10.
     10.14 No New Loans and Advances. From and after the Closing Date, without the prior written consent of the Purchaser, the Company shall not, and shall not permit any of its Subsidiaries to, make any loans or advances to any directors or executive officers of GFN or any of its Subsidiaries, or renew, refinance or restructure any of such loans or advances or the terms thereof, without the prior written consent of the Purchaser; provided, however, that the Company and its Subsidiaries may make advances for reasonable and incidental business expenses (“Expense Advances”) not to exceed $5,000 in any one (1) month to any employee in the ordinary course of business, all of which shall be repaid (except to the extent used for reimbursable expenses) within sixty (60) days after the date such loan or advance is made. The Company shall ensure that all loans and advances (other than Expense Advances) made by the Company, whether made prior to, on or after the date hereof, are evidenced by a promissory note or other written instrument or agreement (copies of which shall be provided to the Purchaser) which provides for the repayment in full in cash of such loans and advances. In addition, if on the last Business Day of a calendar quarter there are any such loans or advances outstanding (other than Expense Advances), commencing with September 2007, the Company shall deliver to the Purchaser a certificate, duly signed by the Chief Financial Officer of the Company, listing all such loans and advances (other than Expense Advances) made to executive officers or directors of the Company or any Subsidiary of the Company, including the dates made, the names of the obligors and the outstanding principal, interest and other amounts due, and certifying that such list is true, accurate and complete as of the date of such certificate. .
     10.15 Financial Covenants.
     (a) Maximum Capital Expenditures. Without the prior written consent of the Purchaser, the Company and its Subsidiaries shall not incur Capital Expenditures (other than for containers and related property to be leased or sold in the ordinary course of business) during any fiscal year, commencing with the fiscal year ending June 30, 2008, in excess of $3,500,000. For avoidance of doubt, Capital Expenditures do not include acquisitions of businesses or companies, regardless of whether the acquisition of stock or assets.
     (b) Minimum EBITDA. Without the prior written consent of the Purchaser, the Company and its Subsidiaries shall maintain a minimum level of EBITDA (determined on a consolidated basis in accordance with GAAP or IFRS, as applicable), based on the last twelve months results, measured at each calendar quarter, as follows:

Calendar Quarter	Minimum EBITDA (AUD)
December 31, 2007	$12,000,000
March 31, 2008	$12,500,000
June 30, 2008	$13,000,000
September 30, 2008	$13,500,000
December 31, 2008	$14,000,000
March 31, 2009	$14,500,000
June 30, 2009	$15,000,000
September 30, 2009	$15,500,000
December 31, 2009	$16,000,000
March 31, 2010	$16,500,000
June 30, 2010	$17,000,000
September 30, 2010	$17,500,000

Calendar Quarter	Minimum EBITDA (AUD)
December 31, 2010	$18,000,000
March 31, 2011	$18,500,000
June 30, 2011	$19,000,000
September 30, 2011	$19,500,000
December 31, 2011	$20,000,000
March 31, 2012	$20,500,000
June 30, 2012	$21,000,000
September 30, 2012	$21,500,000
December 31, 2012	$22,000,000
March 31, 2013	$22,500,000
June 30, 2013	$23,000,000
September 30, 2013	$23,500,000
December 31, 2013	$24,000,000
          (c) Leverage Ratio. Without the prior written consent of the Purchaser, the Company and its Subsidiaries shall maintain a maximum leverage ratio (defined as total Indebtedness of the Company and its Subsidiaries (other than the RWA Purchase Note and other than Indebtedness to GFN or any GFN (US) Entity; provided, that with respect the RWA Purchase Note and other Indebtedness to GFN or any GFN (US) Entity, the RWA Purchase Note and such other Indebtedness shall be subject to an Intercreditor Agreement and interest shall not have been paid during the calculation period unless the Purchaser has consented in writing to the payment of interest on the RWA Purchase Note and other Indebtedness to GFN or any GFN (US) Entity) to last twelve months of EBITDA) (determined on a consolidated basis in accordance with GAAP or IFRS, as applicable), based on the last twelve months’ results, measured at each calendar quarter, as follows:

Calendar Quarter	Leverage Ratio
December 31, 2007	5.50x
March 31, 2008	5.50x
June 30, 2008	5.50x
September 30, 2008	5.50x
December 31, 2008	5.50x
March 31, 2009	5.50x
June 30, 2009	5.50x
September 30, 2009	5.50x
December 31, 2009	5.50x
March 31, 2010	5.25x
June 30, 2010	5.25x
September 30, 2010	5.25x
December 31, 2010	5.25x
March 31, 2011	5.25x
June 30, 2011	5.25x
September 30, 2011	5.25x
December 31, 2011	5.25x

Calendar Quarter	Leverage Ratio
March 31, 2012	5.00x
June 30, 2012	5.00x
September 30, 2012	5.00x
December 31, 2012	5.00x
March 31, 2013	5.00x
June 30, 2013	5.00x
September 30, 2013	5.00x
December 31, 2013	5.00x
          (d) In the event that the Company or any of its Subsidiaries makes an acquisition of a business or company as permitted hereunder, then in determining compliance with the financial covenants herein, (i) the EBITDA of the acquired business or company (which would become a Guarantor if it is a separate legal entity) shall be added the EBITDA of the Company and its Subsidiaries, (ii) the Indebtedness of the acquired business or company shall be added the Indebtedness of the Company and its Subsidiaries; and (iii) the minimum EBTIDA targets set forth in this Section shall be correspondingly adjusted upward for 80% of such incremental EBITDA.
11.	INDEMNIFICATION.
     11.1 Transfer Taxes. GFN shall, or shall cause any of its Subsidiaries to, pay all stamp, transfer and other similar Taxes (together in each case with interest and penalties, if any) payable or determined to be payable in connection with the execution and delivery of this Agreement or the issuance and sale of the Securities (but not the transfer of Securities by the Purchaser or any other Person) and shall hold harmless the Purchaser from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such Taxes.
     11.2 Losses.
     (a) Whether or not the transactions contemplated by this Agreement are consummated, the Company, GFN, GFN Holdings and GFN (US) (collectively, the “Indemnifying Parties”) shall jointly and severally indemnify and hold harmless the Purchaser, its successors and assigns, and its Affiliates, employees, partners, officers, directors, representatives, agents, attorneys, successors and assigns (the “Indemnified Parties”), from and against any and all losses (including, without limitation, any loss, cost or expense under any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, entered into by the Purchaser from time to time in connection with this Agreement), claims, damages, liabilities, judgments, expenses and costs, including, without limitation, reasonable attorneys’ fees and other fees and expenses incurred in, and the costs of preparing for, investigating or defending any matter (collectively, “Losses”), incurred by such Indemnified Party in connection with or arising from:

               (i) Any breach of any warranty or the inaccuracy of any representation made by any member of the GFN Group or any of their respective Subsidiaries in this Agreement or any Related Agreement;
               (ii) The failure of GFN, GFN (US), GFN Holdings, the Company or any of their respective Subsidiaries to fulfill any of its covenants, agreements or undertakings under this Agreement or any Related Agreement (or any other document or instrument executed herewith or pursuant hereto);
               (iii) Any third party actions, suits, proceedings or claims brought against any Indemnified Party in connection with, arising out of or with respect to (A) any other matters arising out of or in connection with the transactions contemplated by this Agreement or the Securities, or (B) the business, operations or affairs of the Company (including, without limitation, any litigation in which any Company is involved), except to the extent such Losses are attributable to the bad faith, gross negligence or willful misconduct of any of the Indemnified Parties; and
               (iv) Any indemnity obligations of GFN pursuant to the Side Letter.
          (b) The Indemnifying Parties shall either pay directly all Losses which it is required to pay hereunder or reimburse any Indemnified Party within thirty (30) days after any request for such payment. The obligations of the Indemnifying Parties to the Indemnified Parties under this Section 11.2(b) shall be separate obligations to each Indemnified Party, and the liability of the Indemnifying Parties to such Indemnified Parties hereunder shall not be extinguished solely because any Indemnified Party is not entitled to indemnity hereunder.
          (c) The obligations of the Indemnifying Parties to the Indemnified Parties under this Section 11.2(c) shall survive (i) the repayment of the Note (whether at maturity, by prepayment or acceleration or otherwise), (ii) any transfer of the Note or any interest therein, (iii) the termination of this Agreement or any Related Agreement and (iv) the issuance, exercise, assignment and/or sale of the Bison Warrant (or any interest therein) or the sale of any Bison Warrant Shares.
          (d) The indemnification rights hereunder shall be in addition to any rights that any Indemnified Party may have at common law, in equity or otherwise.
     11.3 Indemnification Procedures. Any Person entitled to indemnification under this Section 11.3 shall (a) give prompt written notice to the Company of any claim with respect to which it seeks indemnification and (b) permit the Company to assume the defense of such claim with counsel selected by the Company and reasonably acceptable to such Person; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel (but not more than one firm for all Indemnified Parties) and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person, unless (i) the Company has agreed to pay such fees or expenses; (ii) the Company has failed to notify such Person in writing within twenty (20) days of its receipt of such written notice of claim that it will assume the defense of such claim and employ counsel reasonably satisfactory to such Person; or (iii) in the judgment of any such Person, based upon the written advice of counsel, a conflict of interest may exist between such Person and the Company with respect to such claims (in which case, if the Person notifies the Company in writing that such Person elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such claim on behalf of such Person). The Company will not be subject to any liability for any settlement made without its consent (but such consent may not be unreasonably withheld). No Indemnified Party may, without the consent (which consent will not be unreasonably withheld) of the Company, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Company of a release from all liability in respect of such claim or litigation.
     11.4 Contribution. If the indemnification provided for in this Section 11 is unavailable to the Purchaser or any other Indemnified Party in respect of any Losses, then the GFN Group, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the GFN Group, on the one hand, and such Indemnified Party on the other hand, in connection with the actions, statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the GFN Group, on the one hand, and such Indemnified Party on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, either the GFN Group or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 11.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     11.5 Costs of Collection. The GFN Group agrees to pay all costs and expenses, including the reasonable fees and expenses of any attorneys, accountants and other experts retained by the Holder, which are expended or incurred by the Holder in connection with (a) the enforcement of the Note or the collection of any sums due thereunder following an Event of Default, whether or not suit is commenced; (b) any actions for declaratory relief in any way related to the Note following an Event of Default; (c) the protection or preservation of any rights of the Holder under the Note; (d) any actions taken by the Holder in negotiating any amendment, waiver, consent or release of or under the Note; (e) any actions taken in reviewing the Company’s or any of its Affiliates’ financial affairs if a Default or Event of Default has occurred or the Holder has determined in good faith that a Default or Event of Default may likely occur, including, without limitation, the following actions: (i) inspect the facilities of the Company and any of its Subsidiaries or conduct appraisals of the financial condition of the Company and any of its Affiliates; (ii) have an accounting firm chosen by the Holder review the books and records of the Company and any of its Affiliates and perform a thorough and complete examination thereof; (iii) interview the Company’s and each of its Affiliates’ employees, accountants, customers and any other individuals related to the Company or its Affiliates which the Holder believes may have relevant information concerning the financial condition of the Company and any of its Subsidiaries; and (iv) undertake any other action which is reasonably necessary to assess accurately the financial condition and prospects of the Company and any of its Affiliates; (f) the Holder’s participation in any refinancing, restructuring, bankruptcy or insolvency proceeding involving the Company, any of its Subsidiaries or any other Affiliate of the Company; (g) creating, verifying, maintaining or perfecting any security interest or other Lien granted to the Holder in any Collateral; (h) any effort by the Holder to protect, assemble, complete, collect, sell, liquidate or otherwise dispose of any Collateral, including in connection with any case under Bankruptcy Law; or (i) any refinancing or restructuring of the Note, including, without limitation, any restructuring in the nature of a “work out” or in any insolvency or bankruptcy proceeding of the Company.
12.	DEFAULTS AND REMEDIES.
     12.1 Events of Default. An “Event of Default” occurs if:
          (a) Upon notice from the Purchaser, if the Company (i) fails to pay as and when due (whether at stated maturity, upon acceleration or required prepayment or otherwise) any principal on the Note, or (ii) fails to pay any interest, premium, if any, fees, costs, expenses or other amounts payable under this Agreement, the Securities or any other Related Agreement within one (1) Business Day after the date due thereunder; or
          (b) Any member of the GFN Group breaches or fails to perform, comply with or observe, in any non-monetary respect, any material agreement, covenant or obligation required to be performed by it under this Agreement or any Related Agreement after notice from the Purchaser of the same to the Company and a reasonable opportunity (not to exceed thirty (30) days) to cure, if susceptible, in the Purchaser’s reasonable discretion, of a cure; provided, that if such breach relates to Section 10.2, then the Company shall have thirty (30) days to have any such Lien removed from the date such Lien is first charged, filed, created or perfected (as applicable), notwithstanding whether the Purchaser has theretofore provided a notice to the Company; or
          (c) Upon notice from the Purchaser to the Company, if any representation or warranty made by the GFN Group under this Agreement or any Related Agreement was materially false or misleading when made (or deemed made); or
          (d) Upon notice from the Purchaser to the Company, if the Company or any of its Subsidiaries:
               (i) defaults in the payment (whether at stated maturity, upon acceleration or required prepayment or otherwise), beyond any period of grace provided therefor, of any principal of or interest on any other Indebtedness with a principal amount in excess of $1,000,000 and such default continues for ten (10) Business Days; or
               (ii) commits any breach of or default under (other than as provided in Section 12.1(d)(i) above) any term of any agreement, indenture or instrument evidencing or governing any other Indebtedness (other than Capital Lease Obligations) in excess of $1,000,000 individually or $2,000,000 in the aggregate, if the effect of such breach or default is to cause, or to permit the holder or holders of such other Indebtedness to cause (upon the giving of notice or the passage of time or both), (A) such other Indebtedness to become or be declared due and payable, or required to be prepaid, redeemed, purchased or defeased (or an offer of prepayment, redemption, purchase or defeasance is made) prior to its stated maturity, or (B) the collateral securing such other Indebtedness to be foreclosed upon, unless (in the case of clause (A) or (B)) such breach or default has been waived within ten (10) days following such breach or default by the Person or Persons entitled to give such waiver; or
               (iii) is in default of any of its lease obligations (whether Capital Lease Obligations or otherwise) in excess of $1,000,000 at any time outstanding and the lessor under any defaulted capital lease to which the Company or any of its Subsidiaries is a party retakes possession of the property leased thereunder or initiates legal proceedings to repossess (or recover possession of) such leased property.
          (e) There is an event of default under the ANZ Credit Documents and ANZ declares any Indebtedness under the ANZ Credit Documents immediately due and payable; or
          (f) Upon notice from the Purchaser to the Company, if GFN (US) or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order or other legal requirement from continuing to conduct all or any material part of its business affairs for ten (10) Business Days or more; provided, that the GFN Group shall be provided an opportunity to cure within ninety (90) days of such court order or legal requirement if the affected GFN (US) Entity provides evidence, reasonably satisfactory to the Purchaser, that all reasonable efforts to cure are being undertaken;
          (g) Upon notice from the Purchaser to the Company if this Agreement or any Related Agreement, or any material provision hereof or thereof, ceases to be of full force and effect for any reason other than in accordance with its terms, or GFN or any of its Subsidiaries repudiates or disavows any of its obligations under or the validity or enforceability of this Agreement or any Related Agreement, or any material provision thereof, including by operation of law or otherwise; or
          (h) There is commenced against GFN, GFN (US) or any of its Subsidiaries an involuntary case seeking the liquidation or reorganization of such Person under the Bankruptcy Code or any similar proceeding under any other Applicable Law or an involuntary case or proceeding seeking the appointment of a Custodian or to take possession of all or a substantial portion of its properties or to operate all or a substantial portion of its business, and any of the following events occur: (i) any such Person consents to the institution of the involuntary case or proceeding; (ii) the petition commencing the involuntary case or proceeding is not timely controverted; (iii) the petition commencing the involuntary case or proceeding remains undismissed and unstayed for a period of sixty (60) days; or (iv) an order for relief is issued or entered therein; or
          (i) GFN or any of its Subsidiaries (i) institutes a voluntary case seeking liquidation or reorganization under the Bankruptcy Code or any similar proceeding under any other Applicable Law, or shall consent thereto; (ii) consents to the conversion of an involuntary case to a voluntary case; (iii) files a petition, answer a complaint or otherwise institutes any proceeding seeking, or consents or acquiesces to the appointment of, a Custodian to take possession of all or a substantial portion of its property or to operate all or a substantial portion of its business; (iv) makes a general assignment for the benefit of creditors; (v) generally does not pay its debts as they become due; or (vi) the Board of Directors of any such Person (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the foregoing; or
          (j) Upon notice from the Purchaser to the Company, the Company or any of its Subsidiaries suffers any money judgments, writs, warrants of attachment or other orders that involve an amount or value in excess of $1,000,000, and such judgments, writs, warrants or other orders continue unsatisfied and unstayed for a period of thirty (30) days; or
          (k) Without the prior written consent of the Purchaser, there occurs a Change in Control;
provided, that if there is a breach hereunder arising from the failure to timely provide notice of a breach in accordance with this Agreement, then nothing herein shall be construed to provide an additional time period within which to provide notice of such breach.
Notwithstanding when the Events of Default under the foregoing paragraphs (a) through (k) shall have been deemed to have occurred, assuming the Event of Default does occur (e.g. upon notice from the Purchaser where notice is required), any adjustments in the interest rate under the Note shall begin to apply, at the following times:
               (i) in the case of the clause (a) above, as of 12:00 p.m. (noon) (Los Angeles time) on the day on which such payment is due but has not been paid;
               (ii) in the case of clause (b) above, as of the close of business on the day of such breach;
               (iii) in the case of clause (c) above, as of the Closing Date;
               (iv) in the case of clause (d)(i) above, as of the close of business on the day on which such payment of principal or interest is due, or in the case of clause (d)(ii), as of the close of business on the tenth day following such breach or default if such breach or default has not been waived by the Person or Persons entitled to give such waiver, or in the case of (d)(iii), as of the close of business on the earlier of the day that such lessor retakes possession of the leased property or initiates legal proceedings to repossess;
               (v) in the case of clause (e) above, immediately upon the declaration by ANZ that an event of default has occurred;
               (vi) in the case of clause (f) above, immediately upon the applicable GFN (US) Entity being enjoined, restrained or otherwise prevented;
               (vii) in the case of clause (g) above, immediately upon this Agreement or any Related Agreement, or any material provision hereof or thereof, ceasing to be in full force or effect or immediately upon the repudiation or disavowal by GFN or any of its Subsidiaries;

               (viii) in the case of clauses (h) and (i) above, immediately prior to the occurrence of any of the events enumerated therein;
               (ix) in the case of clause (j) above, immediately upon the occurrence of the events enumerated therein; and
               (x) in the case of clauses (k) above, immediately upon the occurrence of the Change in Control.
     12.2 Acceleration. (a) If any Event of Default (other than an Event of Default specified in clause (f) or (g) of Section 12.1) occurs and is continuing, the Purchaser may, by written notice to the Company, declare all outstanding principal of, and accrued and unpaid interest on, the Notes to be due and payable. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable. If an Event of Default specified in clause (f) or (g) of Section 12.1 occurs, all outstanding principal of, and accrued and unpaid interest on, the Notes shall become immediately due and payable without any declaration or other act on the part of the Purchaser. GFN and each of its Subsidiaries hereby waives all presentment for payment, demand, protest, notice of protest and notice of dishonor, and all other notices of any kind to which it may be entitled under Applicable Law or otherwise.
     12.3 Other Remedies. If any Default or Event of Default occurs and is continuing, the Purchaser may proceed to protect and enforce its rights and remedies under this Agreement and any Related Agreement by exercising all rights and remedies available under this Agreement, any Related Agreement or Applicable Laws (including, without limitation, the UCC and similar laws), either by suit in equity or by action at law, or both, whether for the collection of principal of or interest on the Note, to enforce the specific performance of any covenant or other term contained in this Agreement or any Related Agreement. No remedy conferred in this Agreement upon the Purchaser is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise. Without limiting anything in this Section 12.3, if any Default or Event of Default occurs and is continuing addition, the Purchaser may, by notice to the Company and subject to the ANZ Subordination Agreement, do any one or more of the following:
          (a) Cause the third parties to hold all returned inventory or equipment in trust for the Purchaser, segregate all such returned inventory or equipment and conspicuously label said returned inventory or equipment as the property of the Purchaser;
          (b) Without notice to or demand upon any GFN (US) Entity, make such payments and do such acts as the Purchaser consider necessary or reasonable to protect its security interests in the Collateral. Each GFN (US) Entity agrees to assemble the Collateral if the Purchaser so require, and to make the Collateral available to the Purchaser at a place that the Purchaser may designate which is reasonably convenient to the parties. Each GFN (US) Entity authorizes the Purchaser to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in the Purchaser’s determination appears to conflict with Purchaser’s Liens and to pay all expenses incurred in connection therewith and to charge the applicable GFN

(US) Entity therefor. With respect to any owned or leased premises of the Company or its Subsidiaries, each GFN (US) Entity hereby grants Purchaser a non-exclusive royalty free license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Purchaser’s rights or remedies provided herein, at law, in equity, or otherwise;
          (c) Without notice to GFN or any of its Subsidiaries (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the UCC), set off and apply to the Obligations to the Purchaser any and all (i) balances and deposits of any Guarantor held by the Purchaser or its Affiliates; (ii) Indebtedness at any time owing to or for the credit or the account of any Guarantor held by the Purchaser or its Affiliates; and (iii) amounts due or payable from time to time by the Purchaser or its Affiliates to any Guarantor under this Agreement, any Related Agreement or the Shareholders Agreement.
          (d) Hold, as cash collateral, any and all balances and deposits of any Guarantor held by the Purchaser or its Affiliates to secure the full and final repayment of all of the Obligations to the Purchaser;
          (e) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein or in any Related Agreement) the Collateral. Each Guarantor hereby grants to the Purchaser a non-exclusive royalty free license or other right to use, without charge, such Person’s proprietary rights, labels, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and such Person’s rights under all licenses and all franchise agreements shall inure to the Purchaser’s benefit;
          (f) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the premises of each Guarantor) as the Purchaser determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;
          (g) The Purchaser shall give notice of the disposition of the Collateral as follows:
               (i) The Purchaser shall give the Company (for the benefit of the GFN Group) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and
               (ii) The notice shall be personally delivered or mailed, postage prepaid, to the Company as provided in Section 13.6, at least ten (10) days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;
          (h) The Purchaser may credit bid and purchase at any public sale;

          (i) The Purchaser may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate the same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing.
     12.4 Waiver of Past Defaults. The Purchaser may, by written notice to the Company, waive any Default or Event of Default and its consequences with respect to this Agreement, the Note or any other Related Agreement; provided, however, that no such waiver will extend to any subsequent or other Default or Event of Default or impair any rights of the Purchaser which may arise as a result of such Default or Event of Default.
13. MISCELLANEOUS.
     13.1 Consent to Amendments; Waivers. No amendment, supplement or other modification to, or waiver of, any provision of this Agreement or any Related Agreement shall be effective unless the same shall be in writing and signed by the Purchaser, and none of the members of the GFN Group may take any action herein prohibited, or omit to perform any act herein required to be performed by it, unless, it has obtained the prior written consent of the Purchaser to such action or omission. No waiver by the Purchaser of any Default, Event of Default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent Default, Event of Default, misrepresentation, or breach of warranty or covenant or affect in any way any rights arising because of any prior or subsequent such occurrence. No course of dealing between any member of the GFN Group, on the one hand, and the Purchaser (or any other Holder), on the other hand, nor any delay in exercising any rights hereunder or under the Note or any other Related Agreement shall operate as a waiver of any rights of the Purchaser (or any other Holder).
     13.2 Survival of Representations and Warranties; Purchaser Investigation. All representations, warranties, covenants and agreements of GFN, GFN (US), GFN Holdings and the Company contained herein, or made in writing by or on behalf of GFN, GFN (US) or the Company pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement, the issuance, sale and delivery of the Securities, the repayment of the Note, and the exercise of the Bison Warrant, and the due diligence or other investigation of GFN, GFN (US), GFN Holdings, the Company and their respective Subsidiaries made by and on behalf of the Purchaser. GFN, GFN (US), GFN Holdings and the Company each hereby agrees that neither the Purchaser’s review of the books and records or condition (financial or otherwise), business, assets, properties, operations or prospects of GFN, GFN (US), GFN Holdings, the Company or any of their respective Subsidiaries or other Affiliates, nor any other due diligence investigation conducted by or on behalf of the Purchaser, shall be deemed to constitute knowledge by the Purchaser of the existence or absence of any facts or any other matters so as so reduce the Purchaser’s right to rely on the accuracy of the representations and warranties of GFN, GFN (US), GFN Holdings and the Company contained in this Agreement or any Related Agreement.
     13.3 Entire Agreement. This Agreement, together with the Exhibits and Schedules, the Note, the other Related Agreements, the Side Letter and the confidentiality agreement dated September 6, 2006 constitute the full and entire agreement and understanding among the parties relating to the subject matter hereof and thereof, and supersede all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof. For avoidance of doubt, that certain letter of intent letter agreement dated January 30, 2007, as extended by letter dated March 23, 2007 by and between GFN and the Purchaser, is hereby terminated and the obligations of the parties are hereby terminated notwithstanding language in such letter that they shall survive termination of the agreement.
     13.4 Successors and Assigns; Assignments. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. The Purchaser may, without the consent of any member of the GFN Group, sell, assign or delegate to one or more Persons other than a Person engaged, directly or indirectly, in a business that is competitive with the business of the GFN Group as of the time at any time (each an “Assignee”) all or any part of its right, title and interest in and to this Agreement, the Securities or any other Related Agreement, including, without limitation, all or any part of the Obligations to the Purchaser, subject to compliance with applicable federal and state securities laws; provided, however, that, in any privately negotiated transaction involving a sale or assignment by the Purchaser of any such right, title or interest, the Purchaser shall obtain from the Assignee in writing investment intent representations which would be customarily obtained in transactions of such nature; and, provided further, however, that the applicable member of the GFN Group may continue to deal solely and directly with the Purchaser in connection with any right, title or interest so assigned until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to such member. If the Purchaser assigns to any Assignee or Assignees a fifty percent (50.0%) or lesser interest in and to the aggregate principal amount of the Note then outstanding, any consents, approvals, waivers, demands and other decisions that the Purchaser is entitled to make under this Agreement, the Note and the other Related Agreements shall be made by the Purchaser, and the Company may continue to deal solely and directly with respect to the Purchaser in connection with the interests so assigned to the Assignee(s), and the Purchaser shall indemnify, defend and hold harmless the Company from any Losses suffered or sustained by the Company in reliance upon direction from the Purchaser with respect to the interests so assigned. At any time that the original Note issued on the Closing Date is divided into two or more smaller Notes, all consents, approvals, waivers, demands and decisions that the Purchaser is entitled to make under this Agreement, the Note and the other Related Agreements shall be made only by the holders of a majority of the principal amount of the Notes then outstanding.
     13.5 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.
     13.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)     If to the Purchaser, at:
Bison Capital Australia, L.P.
10877 Wilshire Blvd., Suite 1520
Los Angeles, California 90024
Attention:          Douglas B. Trussler
Telephone:         (310) 260-6570
Facsimile:          (310) 260-6576
with a copy to:
Sheppard, Mullin, Richter & Hampton, LLP
333 South Hope Street, 48th Floor
Los Angeles, California 90071-1448
Attention:          David H. Sands
Telephone:         (213) 617-5536
Facsimile:          (213) 830-2056
(ii)     If to the Company, GFN, GFN (US), or GFN Holdings, at:
c/o General Finance Corporation
260 S. Los Robles, Suite 217
Pasadena, California 91101
Attention:          John O. Johnson
Telephone:         (626) 584-9722
Facsimile:          (626) 795-8090
with a copy to:
Troy & Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Attention:          Alan B. Spatz
Telephone:         (310) 553-4441
Facsimile:          (310) 201-4746
or at such other address or addresses as a party may specify to the parties by written notice given in accordance with this Section 13.6.
     13.7 Accounting Terms and Computations. For purposes of this Agreement, except as otherwise specified herein, (a) all accounting terms used in this Agreement with respect to United States Persons have the meanings given to them under GAAP, (b) all accounting terms used in this Agreement with respect to Australian Persons have the meanings given to them under IFRS or GAAP, as applicable, (b) all computations made pursuant to this Agreement or any Related Agreement shall be made in accordance with GAAP, (c) all financial statements and other financial information of United States Persons to be delivered hereunder or under any Related Agreement shall be prepared in accordance with GAAP, except that any interim financial statements or other financial information which are unaudited may be subject to year-

end audit adjustments and may omit footnotes, and (c) all financial statements and other financial information of Australian Persons to be delivered hereunder or under any Related Agreement shall be prepared in accordance with IFRS or GAAP, as determined by the GFN Group.
     13.8 Descriptive Headings; Construction and Interpretation. The descriptive headings of this Agreement are for convenience of reference only, do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, preamble, recital, exhibit, schedule, disclosure schedule, annex, clause and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party. References to dollars and “$” shall be to United States Dollars, unless otherwise specified. All references herein to the masculine, feminine, neuter, or singular shall be construed to include the masculine, feminine, neuter, or plural, where applicable.
     13.9 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile or email scan, each of which shall be deemed an original, but all of which together shall constitute one instrument.
     13.10 Fees and Expenses. The Company shall reimburse the Purchaser, up to a maximum of $250,000, for all reasonable and actual out-of-pocket costs and expenses of every type and nature (including, without limitation, reasonable fees and expenses of counsel, accounting fees and expenses, fees and expenses related to any due diligence investigation and all other deal-related costs and expenses) incurred by or on behalf of the Purchaser in connection with the preparation, negotiation, execution and delivery of this Agreement, the Securities and the other Related Agreements and the consummation of the transactions contemplated hereby. For the avoidance of doubt, this Section 13.10 shall not limit any obligation of GFN, the Company or their Affiliates to reimburse the Purchaser or its Affiliates for costs and expenses relating to the transfer of equity interests of Royal Wolf or its Subsidiaries pursuant to the Share Sale Deed, which reimbursement obligation is separate from any obligation herein.
     13.11 Governing Law. In all respects, including matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California applicable to contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof).
     13.12 Consent to Jurisdiction and Venue.
          (a) Each of the parties hereby consents and agrees that all actions, suits or other proceedings arising under or in connection with this Agreement, the Securities or any other Related Agreement shall be tried and litigated in state or federal courts located in Los Angeles, California, which courts shall have exclusive jurisdiction to hear and determine any and all claims, controversies and disputes arising out of or related to this Agreement, the Securities or any other Related Agreement. Notwithstanding the foregoing, nothing contained in this Section 13.12 shall preclude the Purchaser from bringing any action, suit or other proceeding in the courts of any other location where the assets of any member of the GFN Group or the Collateral may be found or located or to enforce any judgment or other court order in favor of the Purchaser.

          (b) Each of the parties hereby (i) irrevocably submits to the jurisdiction of any such court and consents in advance to such jurisdiction in any action, suit or other proceeding commenced in any such court, (ii) waives any right it may have to assert the doctrine of forum non conveniens or any objection that such Person may have based upon lack of personal jurisdiction or improper venue and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each of the parties hereby waives personal service of the summons, complaint or other process issued in any such action, suit or other proceeding and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such party at the address set forth in Section 13.6 and that service so made shall be deemed completed upon the earlier of such Person’s actual receipt thereof or five (5) days after deposit in the United States mail, proper postage prepaid.
          (c) To the extent permitted under Applicable Laws of any such jurisdiction, each member of the GFN Group hereby waives, in respect of any such action, suit or other proceeding, the jurisdiction of any other court or courts that now or hereafter, by reason of such Person’s present or future domicile, or otherwise, may be available to it.
     13.13 Federal Anti-Money Laundering Law. To help the government fight the funding of terrorism and money laundering activities, federal law requires financial institutions (which may include the Purchaser and its Affiliates) to obtain, verify and record information that identifies each person who opens an account or other formal customer relationship. Accordingly, in connection with this Agreement, the Purchaser may require that the GFN Group provide certified copies of their articles of incorporation, certificate of formation, operating agreement or other similar identifying documents. Further, each member of the GFN Group confirms that its legal name and address, as set forth in this Agreement, are correct and complete and covenant and agree to provide such other information as may be necessary to allow the Purchaser and its Affiliates to comply with such laws.
     13.14 Time of the Essence. Time is of the essence in the Agreement and Related Agreements.
     13.15 Press Release. Each party will consult with the other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release announcing principally the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, except as either party may determine is required under Applicable Laws or by obligations pursuant to any listing agreement with any securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
     13.16 Limitation on Liability. No claim shall be made by any party or any of their Affiliates against any other party, or any Affiliates, partners, directors, officers, employees, agents or representatives of such other party, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement, the Securities, any other Related Agreement, or any act, omission or event occurring in connection therewith. Each party hereby waives, releases and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     13.17 Proprietary Information.
          (a) All nonpublic information provided to, or obtained by, a party regarding another party in connection with the transactions contemplated hereby shall be “Proprietary Information”. Notwithstanding the foregoing, the term Proprietary Information shall not include information that (i) is or becomes within the public domain through no act of the receiving party in breach of this Section 13.17, (ii) was in the possession of the receiving party prior to its disclosure or transfer hereunder other than, with respect to the Purchaser, all information pertaining to Royal Wolf and its Subsidiaries that is not presently in the public domain (which information shall be Proprietary Information), (iii) is independently developed by the receiving party, or (iv) is received from another source without any restriction on use or disclosure through no act of the receiving party in breach of this Section 13.17.
          (b) Except as specifically provided herein, each party agrees that it shall not disclose any Proprietary Information to any third party nor use any Proprietary Information of another party for any purpose other than as may be necessary in connection with the transactions contemplated hereby. The parties shall each protect all Proprietary Information with the same degree of care as it applies to protect its own proprietary information. As used herein, the term “third party” shall be broadly interpreted to include any corporation, company, partnership or individual.
          (c) Notwithstanding the foregoing, a party may disclose such Proprietary Information to their respective directors, officers, employees, consultants, agents and representatives who need to know such Proprietary Information in connection with the transactions contemplated hereby and thereby (it being understood that such directors, officers, consultants, agents and representatives shall be informed by the receiving party of the confidential nature of such Proprietary Information); provided, that, the receiving party agrees to be responsible for any breach of this Section 13.17 by such persons.
          (d) In the event a party is legally requested or required to disclose Proprietary Information of the other party, the receiving party shall, to the extent practicable and permitted by law or order, promptly notify the disclosing party of such request or requirement so that the disclosing party may seek an appropriate protective order or waive the provisions of this Section 13.17. In the event that such protection or other remedy is not obtained or that the disclosing party waives compliance, the receiving party agrees to furnish only that portion of the Proprietary Information which it reasonably determines is legally required. Notwithstanding anything to the contrary in this Agreement, a disclosing party shall not be required to provide any information to any other party which it reasonably believes it may not provide to another party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the disclosing party or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

“PURCHASER” BISON CAPITAL AUSTRALIA, L.P. By: BISON CAPITAL AUSTRALIA GP, LLC, its general partner
By:	/s/ Douglas B. Trussler
	Name:	Douglas B. Trussler
Title:

“GFN” GENERAL FINANCE CORPORATION
By:	/s/ John O. Johnson
	Name:	John O. Johnson
	Title:	Chief Operating Officer

“GFN (US)” GFN U.S. AUSTRALASIA HOLDINGS, INC.
By:	/s/ John O. Johnson
	Name:	John O. Johnson
	Title:	Chief Operating Officer

“GFN HOLDINGS” GFN AUSTRALASIA HOLDINGS PTY LTD
By:	/s/ John O. Johnson
John O. Johnson, Director

By:	/s/ Robert Barnes
Robert Barnes, Director

“COMPANY” GFN AUSTRALASIA FINANCE PTY LTD
By:	/s/ John O. Johnson
John O. Johnson, Director

By:	/s/ Robert Barnes
Robert Barnes, Director